UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

____________________________

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

MODERN TECHNOLOGY CORP

(Name of small business issuer in its charter)

Nevada                                                          8741                                                             11-2620387

(State or other Jurisdiction                                (Primary Standard Industrial                                                        (I.R.S. Employer

of Incorporation or                                              Classification Code Number)                                                     Identification No.)

Organization)

1420 N. Lamar Blvd.

Oxford, Mississippi 38655

(662) 236-5928

(Address and telephone number of principal executive offices and principal place of business)

Anthony K. Welch, Chief Executive Officer

MODERN TECHNOLOGY CORP

1420 N. Lamar Blvd.

Oxford, Mississippi 38655

(662) 236-5928

(Name, address and telephone number of agent for service)

Copies to:

Parsons Law Firm

2070 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.0001 par value issuable upon conversion of Secured Convertible Notes	4,412,609(3)	$..20	$882,521.80	$94.13
Common stock, $.0001 par value issuable upon conversion of Secured Convertible Notes	9,799,425(3)	$.24	$2,351,862	$251.65
Common stock, $.0001 par value issuable upon conversion of Secured Convertible Notes	5,787,966(3)	$.32	$1,852,149.12	$198.18
Common Stock, $.001 par value issuable upon exercise of Warrants	20,000,000(4)	$.20	$4,000,,000	$428.00
Total	40,000,000		$9,086,532.90	$972.26

(1) Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the estimated conversion price.

(3) Includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $..20 per share to account for antidilution and price protection adjustments.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED July _____, 2006

MODERN TECHNOLOGY CORP

40,000,000 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 40,000,000 shares of our common stock, including up to 20,000,000 shares of common stock underlying secured convertible notes and debentures in a principal amount of $3,860,000, and up to 20,000,000 issuable upon the exercise of common stock purchase warrants,. The secured convertible notes are convertible into our common stock at the lower of $0.06 or a set percentage of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date, as detailed in each respective shareholders note. The Convertible Debenture is convertible into our common stock at 35% of the of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 15(d) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "MODC". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 24, 2006, was $.0079.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Modern Technology Corp with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

TABLE OF CONTENTS

      Page No.

Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

MODERN TECHNOLOGY CORP

We are engaged in aiding both private and public companies in the areas of business development, financing, product development, corporate strategy, corporate image and public relations, product distribution and marketing, and executive management consulting. We refer to our customers and clients as "portfolio companies". We charge for our services in cash or equity in the portfolio company. We may also exchange our services for revenue sharing of future sales of products or sharing of proceeds from the sale of licenses and technologies owned by our portfolio companies. We seek to grow through strategic acquisitions in additional to generating income from our services.

For the year ended June 30, 2005, we generated $3,078,145 in revenue and a net loss of$941,475. As a result of recurring losses from operations and a net deficit in working capital, our auditors, in their report dated October 18, 2005, have expressed substantial doubt about our ability to continue as a going concern.

Our principal offices are located at 1420 N. Lamar Blvd., Oxford, Mississippi 38655, and our telephone number is (662) 236-5928. We are a Nevada corporation. We maintain a website at www.moderntechnologycorp.com. The information contained on that website is not deemed to be a part of this prospectus.

The Offering

Common stock offered by selling stockholders......................

Use of proceeds................................................... ...................

Over-The-Counter Bulletin Board Symbol............................

Up to 40,000,000 shares, including the following:

- up to 20,000,,000 shares of common stock underlying secured convertible notes or debentures in the principal amount of $2,650,000 (includes a good faith estimate of the shares underlying secured convertible notes and debentures to account for market fluctuations, antidilution and price protection adjustments, respectively), and

- up to 20,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.20 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution and price protection adjustments, respectively).

- Common stock to be outstanding after the offering................. Up to 42,515,782 shares

                                                                      6

We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

MODC

The above information regarding common stock to be outstanding after the offering is based on 2,515,782 shares of common stock outstanding as of July 1, 2006 and assumes the subsequent conversion of our issued secured convertible notes and debentures and exercise of warrants by our selling stockholders.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on August 31, 2005 and March 27, 2006 for the sale of (i) $2,650,000 in secured convertible notes; and (ii) warrants to buy 20,000,000 shares of our common stock. On January 24, 2005, we entered into a Stock Purchase Agreement with Sound City, Inc. and Kamel Yassin and Mervet Yassin for the purchase of Sound City stock in exchange for cash and Convertible Debentures in the amount of $800,000.

This prospectus relates to the resale of the common stock underlying these secured convertible notes and warrants. The August 31, 2005 secured convertible notes bear interest at 9%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.04 or (ii) 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the secured convertible notes may be converted. The March 27, 2006 secured convertible notes bear interest at 9%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.06 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the secured convertible notes may be converted.

The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes and series A convertible preferred stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, and Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $941,475 for the year ended June 30, 2005 and $118,296 for the year ended June 30, 2004. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the ongoing operations of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

We may require additional funds to sustain and expand our operational activities. We anticipate that if needed, we will require up to approximately $500,000 to fund our continued operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated October 18, 2005, our independent auditors stated that our financial statements for the year ended June 30, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of substantial losses for the years ended June 30, 2005 and 2004. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

If We Are Unable to Retain the Services of Mr. Welch, or If We Are Unable to Successfully Recruit Qualified Personnel Having Experience in Business, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued service of Mr. Anthony K. Welch, our Chief Executive and Financial Officer. Loss of the services of Mr. Welch could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Welch In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Many Of Our Competitors Are Larger and Have Greater Financial and Other Resources Than We Do and Those Advantages Could Make It Difficult For Us to Compete With Them.

The mergers and acquisitions and business development industry is extremely competitive and includes several companies that have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

Our Trademark and Other Intellectual Property Rights May not be Adequately Protected Outside the United States, Resulting in Loss of Revenue.

We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of our international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent, as do the laws of the United States.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Secured Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of July 1. 2006, we had 2,515,782 shares of common stock issued and outstanding, secured convertible notes outstanding that may be converted into an estimated 20,000,000 shares of common stock at current market prices, outstanding warrants to purchase 20,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Notes Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible notes (excluding accrued interest) based on market prices 25%, 50% and 75% below the market price, as of July 24, 2006 of $0.06.

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price feature of our Secured Convertible Notes May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible notes are convertible into shares of our common stock at either a 50%, 60% or 80% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholders could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.9% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Notes and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated and registered 40,000,000 shares to cover the conversion of the secured convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In August, 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,500,000 principal amount of secured convertible notes. In March, 2006 we entered into a Securities Purchase Agreement for the sale of an aggregate of $350,00 principal amount of secured convertible notes. The secured convertible notes are due and payable, with 9% and 6% interest, respectively, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured convertible notes when required, the notes and stock holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Relating to Our Common Stock:

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

  that a broker or dealer approve a person's account for transactions in penny stocks; and

  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

  obtain financial information and investment experience objectives of the person; and

  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

  sets forth the basis on which the broker or dealer made the suitability determination; and

  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Modern Technology Corp, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street NE, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, the selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholders exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

DETERMINATION OF OFFERING PRICE

Offering price for securities underlying the warrants and convertible notes and debentures registered herein was based on an expected conversion price. The Company's stock trades on the Over-The-Counter Bulletin Board under the symbol "MODC."

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After Offering (4)
AJW Offshore, Ltd. (3)	9,137,449	45%	9,137,449	123,273	4.9%	0	0
AJW Qualified Partners, LLC(3)	6,651,015	16^	6,651,016	123,273	4.9%	0	0
AJW Partners, LLC(3)	5,270,674	12%	5,270,674	123,273	4.9%	0	0
New Millennium Capital Partners, LLC(3)	313,729	1%	313,729	123,273	4.9%	0	0
Kamel Yassin	4,313,566	10%	4,313,566	123,27	4.9%	0	0
Mervet Yassin	4,313,566	10%	4,313,566	123,27	4.9%	0	0

* This column represents an estimated number based on a conversion price as of a recent date of July 24, 2006 of $.06 for the secured convertible notes divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) These selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately-negotiated transactions;

  short sales that are not violations of the laws and regulations of any state or the United States;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing of options on the shares;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name                                     Age                     Position

--------------------------------------------------------------------------------------------------------------------------

Anthony K. Welch                 37                 President, Chief Executive Officer and Chairman

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are two seats on our board of directors.

Currently, our Directors are not compensated for their services. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

ANTHONY K. WELCH. Mr. Welch has been our President, Chief Executive Officer and Chairman since March 15, 2004. On June 12, 2006, he assumed the role of Chief Financial Officer upon Mr. Church's resignation. From October 1999 to October 2003, Mr. Welch was the founder of, and served as Director and Executive Vice President and consultant to IPVoice Communications, Inc. (currently called NewMarket Technology, Inc.). From April 2002 to April 2004, Mr. Welch through his professional advisory firm, Maxim Advisors, LLC and in a personal capacity, advised various corporate and private clients on mergers, acquisitions, public listing processes, financing, and strategic consulting. Mr. Welch attended the University of Mississippi school of Electrical Engineering from 1986 to 1988. He holds a NASD Series 65 License [Uniform Investment Advisor Law]. Mr. Welch is a second-year law student in the Juris Doctor program at Concord School of Law.

ROBERT CHURCH. Mr. Church was our Chief Financial Officer and a Director since March 15, 2004 through June 12, 2006, at which date he resigned as an officer and Director.. During the last five years, Mr. Church has also been a partner in Church-Devoe, PLLC, a professional accounting firm. Mr. Church holds a BBA in Accountancy from the University of Mississippi received in 1980.

Employees

We currently have three full time employees and three part-time employees, including two in management, two in business development, one in business advisory and one administrative position. In our subsidiary, Sound City, we currently have 33 full time and 2 part time employees, including eight in management three in administrative, 10 in sales, three in advertising, five in warehousing and six in installations. There exist no organized labor agreements or union agreements between our employees and us. We believe that our relations with our employees are good.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our stock as of July 1, 2006:

  by each person who is known by us to beneficially own more than 5% of any class of our stock;
  by each of our officers and directors; and
  by all of our officers and directors as a group.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of December 28, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Based upon 2,515,782 shares issued and outstanding on July 1, 2006.

(3) Percentage based on 42,515,782 shares of common stock outstanding after the offering, which assumes that all shares registered will be sold.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 150,000,000 shares of common stock, par value $.0001. As of July 1, 2006, there were 2,515,782 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Jersey Transfer & Trust Co., located in Verona, New Jersey, as independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue up to 20,000,000 shares of Preferred Stock, par value $.0001. As of July 1, 2006, there were 1,500 shares of preferred stock issued and outstanding.

Series A Convertible Preferred Stock

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on January 24, 2005 and March 27, 2006 for the sale of (i) $2,350,000 in secured convertible notes; (ii) 1,500 shares of series A convertible preferred stock at $1,000 per share and (iii) warrants to buy 23,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these secured convertible notes, series A convertible preferred stock and warrants.

Each share of series A convertible preferred stock is convertible into $1,000 of our common stock, at 85% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

The holders of the series A preferred stock are entitled to receive, when, if and as declared by the Board of Directors, cumulative dividends in the amount of six percent (6%) per annum, payable quarterly in arrears. We are obligated to repurchase the shares of series A convertible preferred stock at 130% of the stated value, plus accrued but unpaid dividends, upon written notice from the holders of a majority of the series A convertible preferred stock upon the occurrence of any of the following events of default: our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, the assignment or appointment of a receiver to control a substantial part of our property or business, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company or the delisting of our common stock, if the default is not cured with the specified grace period.

All shares of series A convertible preferred stock issued and outstanding on January 24, 2008 shall automatically convert into shares of our common stock in accordance with the conversion price calculation.

SERIES B CONVERTIBLE PREFERRED STOCK

On August 10, 2005 we entered into a Letter of Intent to acquire 51% of InMarketing Group for an aggregate price of $2,000,000 under a Stock Purchase Agreement. The Purchase Price to be paid as follows: $1,000,000 to be paid in cash and $1,210,000 to be paid in the form of Series B Convertible Preferred Stock. The Holder of Series B Convertible Preferred shares shall have the right, from time to time, to convert all or any part of the outstanding Series B Convertible Preferred Stock, and any accrued and payable, but unpaid dividends into fully paid and non-assessable shares of common stock of the Company's, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price, as determined by the parties.  In addition, dividends of the company shall be paid to the Holder of Convertible Preferred shares at a rate no less than four percent (4%) per annum, and shall have precedence over dividends paid on any classes of outstanding Common Stock. The dividend may be accrued by the Company but is payable quarterly, at the sole and absolute discretion of the Company. Upon conversion to Common Shares, converted shares shall become subject to the dividend policy of that common stock.

OPTIONS

None.

WARRANTS

In connection with Securities Purchase Agreements dated January 24, 2005 and March 27, 2006, we have issued warrants to purchase 23,000,000 shares of common stock. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.40 per share.

In connection with Securities Purchase Agreements dated August 31, 2005, we have issued warrants to purchase 2,000,000 shares of common stock. The warrants are exercisable until five years from the date of issuance at a purchase price of $.40 per share.

CONVERTIBLE SECURITIES AND TERMS

Not including approximately 10,869,566 shares of common stock issuable upon conversion of outstanding series A convertible preferred stock and 25,000,000 shares of common stock issuable upon exercise of outstanding warrants, approximately 73,000,000 shares of common stock are issuable upon conversion of outstanding secured convertible notes issued pursuant to the Securities Purchase Agreements dated January 24, 2005 , August 31, 2005, and March 27, 2006.

To obtain funding for our ongoing operations, we entered into Securities Purchase Agreements with four accredited investors on January 24, 2005, August 31, 2005, December 16, 2005, and March 27, 2006 for the sale of (i) $4,550,000 in secured convertible notes; (ii) 1,500 shares of series A convertible preferred stock at $1,000 per share and (iii) warrants to buy 25,000,000 shares of our common stock. This prospectus relates to the resale of the common stock underlying these secured convertible notes, series A convertible preferred stock and warrants.

The notes bear interest at 8%, 9%, 9% and 6%, respectively, mature two years, three years, two years and 3 years respectively from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

  $0.40; or

  60% or 50%, respectively, of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

  We entered into a Convertible Note in the amount of $400,000, payable to Anton Stevens for the purchase of HNET software. This note bears an interest rate of 4% per annum and is due and payable on demand, or may be converted into shares of our common stock.

  The full principal amount of the secured convertible notes are due upon default under the terms of secured convertible notes and the series A convertible preferred stock is redeemable upon a default under the terms of the series A convertible preferred stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from January 24, 2005. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes and series A convertible preferred stock in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party to for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

  The warrants are exercisable until five years from the date of issuance at a purchase price of $0.40 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of this warrant or issued in connection with the secured convertible notes and series A convertible preferred stock issued pursuant to the Securities Purchase Agreement, dated January 24, 2005.

  Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

  The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

  AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock.

  A complete copy of the Securities Purchase Agreements and related documents are filed with the SEC as exhibits to our Form SB-2 relating to this prospectus.

  Sample Conversion Calculation

  The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the secured convertible notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of $2,000,000 of notes on April 29, 2005, a conversion price of $0.108 per share, the number of shares issuable upon conversion would be:

  $2,000,000/$.108 = 18,518,519 shares

  The number of shares of common stock issuable upon conversion of the series A convertible preferred stock is determined by multiplying the number of shares of series A convertible preferred stock to be converted by $1,000, and then dividing by the conversion price. For example, assuming conversion of 1,500 shares of series A convertible preferred stock on April 29, 2005, a conversion price of $0.153 per share, the number of shares issuable upon conversion would be:

  (1,500*$1,000)/$.153 = 9,803,922 shares

  The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes and all shares of our series A convertible preferred stock, based on market prices 25%, 50% and 75% below the market price, as of April 28, 2005 of $0.20.

  PENNY STOCK

  The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

    that a broker or dealer approve a person's account for transactions in penny stocks; and

    the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and

    make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

  The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

  sets forth the basis on which the broker or dealer made the suitability determination; and

  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

  Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

  INTEREST OF NAMED EXPERTS AND COUNSEL

  No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

  Parsons Law Firm, of Bellevue, Washington, an independent legal counsel, has provided an opinion on the validity of Modern Technology's common stock.

  Greenberg & Company LLC, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at June 30, 2005 and 2004 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm's opinion based on their expertise in accounting and auditing.

  DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  ORGANIZATION WITHIN THE PAST FIVE YEARS

  DESCRIPTION OF BUSINESS

  OVERVIEW

  We were incorporated in Nevada in 1982 as a for-profit corporation. We have never experienced any bankruptcy or similar proceeding. We are engaged in aiding both private and public companies in the areas of business development, financing, product development, corporate strategy, corporate image and public relations, product distribution and marketing, and executive management consulting. We collectively refer to companies in which we own an equity position as well as our customers and clients as "portfolio companies". We charge for our services in cash or equity in the portfolio company. We may also exchange our services for revenue sharing of future sales of products or sharing of proceeds from the sale of licenses and technologies owned by our portfolio companies. We seek to grow through strategic acquisitions in addition to generating income from our services.

  Our sources of revenue are primarily from:

  * Consolidated revenues of our portfolio companies which we own in majority;

  * Management and consulting fees we may charge our portfolio companies;

  * Revenue sharing agreements we may have with our portfolio companies;

  * Royalty and licensing proceeds from the sale of technology rights we may own in whole or in part with our portfolio companies;

  * Proceeds from the sale of securities we may own in our portfolio companies;

  * Proceeds from the interest and payment of debt we may hold in our portfolio companies; and

  * Proceeds from the conversion of debt we may hold in our portfolio companies into marketable securities and subsequent sale of same.

  Plan of Reorganization

  On March 10, 2004, prior management executed a plan of reorganization. We entered into a letter of agreement with our present Chairman and CEO, Anthony Welch, wherein our plan for reorganization and ongoing plan for operations would be realized through the subsequent actions of new management. Under the terms of the agreement, a new Board of Directors was appointed, consisting of Mr. Welch and Robert Church, marketable securities were deposited into our brokerage account, a reverse split of our common stock occurred, we applied for listing on the Over-the-Counter Bulletin Board, issued shares of common stock to Mr. Welch, and are pursuing growth through ongoing acquisitions and business development.

  Prior to the plan of reorganization, we were engaged in aiding prospective clients in obtaining financing and in providing managerial services to client companies.

  In March 2004 and as part of our plan of reorganization and ongoing plan for operations, we applied for listing of our Common Stock on the Over-The-Counter-Bulletin Board. We received approval on July 19, 2004 and trade under the symbol MODC. On July 31, 2004 as part of our plan of reorganization and ongoing plan for operations, we effected a reverse split of our common stock on a 1 for 15 basis.

  OUR PORTFOLIO COMPANIES

  Sound City

  We presently own 51% of Sound City with an option to acquire the remaining 49%. The option is valid through December 31, 2009, and can be exercised for $3,500,000, which is payable in cash, stock or a combination of cash or stock. Sound City, Inc. is a consumer electronics company with customers across the U.S. Sound City markets audio and video solutions for home and mobile environments, including the HD-TV, Plasma TV and LCD TV market segments. As a full service dealer, Sound City provides a wide range of custom home installations addressing numerous applications. With a customer base of over 900,000 customers, Sound City is a large electronics mail order companies in the U.S., who distributes its products and solutions through its direct mail and Web site channels. Consumers can also find the latest audio, video, car stereo and home theatre products in Sound City's retail locations, including 12 custom showrooms. Sound City operates a web site at the following address: http://www.soundcity.com.

  DeMarco Energy Systems of America, Inc.

  We were the holder of an outstanding convertible debenture in the amount of $1,500,000 issued by DeMarco Energy Systems of America. The debenture is convertible into shares of common stock of DeMarco. The convertible debentures bear interest at 10%, matured on March 25, 2003, and are convertible into shares of Demarco common stock, at the selling stockholders' option, at the lower of (i) $0.15 or (ii) 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 10 trading days before but not including the conversion date. As of December 28, 2005, the $1,500,000 convertible debenture was convertible into 352,526,439 shares of DeMarco common stock. On January 24, 2006, we sold these debentures to Shield Investments, Inc. for a purchase price of $500,000 payable in a promissory note bearing 5% annual interest and a term of five years.

  We have no formal agreements with this portfolio company outside our being a holder of the convertible debenture, although our chairman, Anthony K. Welch, is also the chairman of DeMarco. We have an informal agreement to assist them where practicable to further their plans and efforts, although there are no written agreements to this effect and we are not obligated to perform any services for them.

  DeMarco Energy's primary mission is to provide energy efficient technologies to commercial and institutional markets through the application of the DeMarco 'Systems' patent. The company owns a systems patent that was granted on September 3, 1985, known as the Energy Miser System. The company is primarily focusing on providing heating and air conditioning powered by the thermal properties of managed water systems, which include gray-water, re-use water and potable water systems. DeMarco has exclusive rights to the patented technology.

  InMarketing Group, Inc.

  We are the holders of 51% of the issued and outstanding stock of InMarketing Group, Inc., a New Jersey Corporation. The shares were acquired through a Stock Purchase Agreement dated December 20, 2005. Details regarding the purchase of these shares are reported on Form 8K, as filed with the Securities and Exchange Commission on December 27, 2005. InMarketing Group, Inc. is specializes in employee motivation, employee loyalty and incentive programs.

  We have no formal agreements with this portfolio company outside our being a major shareholder of the Company's common stock.

  Selecting Portfolio Companies

  We may purchase an equity position, whether minority or majority, in various companies from time to time. We offer our services to new customers, also referred to as portfolio companies, for cash payment. We may elect to take equity in the portfolio company as payment for our services.

  We also seek to grow our revenues and assets by acquisitions. We seek to obtain a majority equity position in any company we acquire. If we acquire a minority position in a company, we will seek to enter into agreement with that company whereby we will generate income from our services. If we acquire a minority position in a company, we value that equity using a good-faith estimation of its value based on generally accepted accounting principles combined with our internal judgment based on industry and economic factors not encompassed by traditional accounting principles.

  We acquire majority or minority equity positions in portfolio companies by purchasing the equity with cash, debt, or purchasing the equity by issuing stock in our company. We may pay for the equity position with a combination of both cash and stock and debt.

  When presented with a prospective acquisition, we make a good-faith valuation for the business to be acquired and its future prospects. If the assessment of the prospective acquisition appears to offer a good or reasonable chance to increase our revenues and assets both in the short-term and the long-term, we will seek to acquire the prospective company.

  We find new customers and prospective companies to acquire through out network of relationships within the business community.

  Intellectual Property

  We do not own any patents, trademarks, licenses, franchises, concessions or royalty agreements.

  Governmental Regulation

  We do not believe we are affected by government regulation of our principal products and services except as where those activities involve securities.

  Research and Development

  During the last two fiscal years, we have not spent any appreciable time or financial resources on research and development activities, nor do we intend to do so in the next 12 months.

  Environmental Regulation

  We are not subject to environmental laws as a consequence of our products or services.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

  AND PLAN OF OPERATIONS

  Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

    discuss our future expectations;

    contain projections of our future results of operations or of our financial condition; and

    state other "forward-looking" information.

  We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

  Overview

  We are engaged in aiding both private and public companies in the areas of business development, financing, product development, corporate strategy, corporate image and public relations, product distribution and marketing, and executive management consulting. We refer to our customers and clients as "portfolio companies". We charge for our services in cash or equity in the portfolio company. We may also exchange our services for revenue sharing of future sales of products or sharing of proceeds from the sale of licenses and technologies owned by our portfolio companies. We seek to grow through strategic acquisitions in additional to generating income from our services.

  Critical Accounting Policies

  The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported.

  Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

  A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

  Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. In addition, our Management is periodically faced with uncertainties, the outcomes of which are not within our control and will not be known for prolonged periods of time.

  Based on a critical assessment of its accounting policies and the underlying judgments and uncertainties affecting the application of those policies, our Management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States (GAAP), and present a meaningful presentation of our financial condition and results of operations.

  We believe that the following are our critical accounting policies:

  ESTIMATES IN FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

  RESULTS OF OPERATIONS

  Nine Month Period ended March 31, 2006

  For the nine months ended March 31, 2006, the Registrant had total net revenues of $7,871,185 as compared with total net revenues of $1,547,793 for the nine months period ended March 31, 2005. This increase is attributable to the expansion of our subsidiary Sound City and the acquisition of our subsidiary InMarketing Group.

  For the nine months ended March 31, 2006, the Registrant had gross margin of $1,767,521 as compared with $503,304 for the nine months period ended March 31, 2005. The gross margin increase is attributable to Sound City's expansion and our InMarketing Group purchase.

  During the nine months ended March 31, 2006, the Registrant had net loss applicable to common shareholders of $5,582,783 as compared with $572,869 for the nine months ended March 31, 2005.

  The net loss for the nine months ended March 31, 2006 is attributable primarily to expenses incurred as part of our acquisition efforts, activities related to locating and securing new portfolio companies, and the adjustment for Sound City goodwill impairment.

  During the nine months ended March 31, 2006, expenses amounted to $7,194,876, attributable to general and administrative expenses of $2,389,947, salaries and benefits of $1,432,971, goodwill impairment of $2,126,983, investment losses of $989,000 and other expenses of $255,975. For the nine months ended March 31, 2005, expenses amounted to $1,072,528 consisting of general and administrative expenses of $507,533, salaries of $386,138, and other expenses of $178,857. The increase in general and administrative expenses for the nine months ended 3/31/06 can be attributed primarily to consulting expenses, rent, accounting and legal fees, and expenses related to Sound City business expansion and InMarketing acquisition. Salary expenses increased primarily from the acquisition of InMarketing Group.

  Year ended June 30, 2005 compared to the year ended June 30, 2004

  During the fiscal year ended June 30, 2005, the Registrant incurred a net loss of $1,123,816, compared to a net loss of $118,296 for the fiscal year ended June 30, 2004. Its revenues for the year ended June 30, 2005 were $3,078,145. These revenues include only the revenues from the date of acquisition of Sound City. For the fiscal year ended June 30, 2004, the Registrant's expenses consisted of officers' salaries, general and administrative expenses, the principal items consisting of legal and accounting fees, telephone and insurance expenses, a realized gain of $41,714 related to sales of securities which consisted primarily of MediCor, Ltd securities (See Note 4 to the Financial Statements), an unrealized loss from the decline in stock price of our remaining marketable securities of $33,922, a $7,830 Loss on Writedown of Investment and a $19,307 Loss on Writedown of Worthless Loan with an overall loss of $24,817 related to the Registrant's decision to discontinue the operations of its Pharmavet subsidiary. For the fiscal year ended June 30, 2005, the Registrant had general and administrative expenses of $895,903, officer salaries of $91,100 and cost of sales of $2,261,212.

  In comparing fiscal year expense items for fiscal year 2005 with fiscal year 2004 items, the Registrant experienced increases in both operating and in officer's salaries from $24,364 in 2004 to $91,100 in 2005 and an increase in general and administrative expenses from $50,940 in 2004 to $895,903 in 2005. The reason for the change was an increase of business activity for the period, due primarily to the acquisition of Sound City.

   During the fiscal year, income tax expenses amounted to $0.

  Liquidity and Capital Resources

  At June 30, 2005, the Registrant's total assets amounted to $6,861,170 as compared with $31,827 at June 30, 2004. The change can be attributable to the acquisition of Sound City and related operations. During the fiscal year ended June 30, 2005, we have experienced negative cash flows and have relied primarily on the Registrant's cash balances to fund our operations. We are not currently bound by any long or short-term agreements for the purchase or lease of capital expenditures.

  Our ability to continue in existence is dependent on our having sufficient financial resources to cover operating expenses. We believe we have enough cash and equivalents to cover operations for the next twelve month period.  In addition, our auditors included language which qualified their report regarding our ability to continue as a going concern in their report dated October 18, 2005.

  We are not currently bound by any long or short-term agreements for the purchase or lease of capital expenditures.  Any amounts expended for capital expenditures would be the result of an increase in the capacity needed to adequately service any increase in our business.  To date we have paid for any needed additions to our capital equipment infrastructure from working capital funds and anticipate this being the case in the future. We do not presently have any commitment for capital expenditures.

  While we have raised capital to meet our working capital and financing needs in the past, additional financing is required in order to meet our current and projected cash flow deficits from operations and development.

  By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits through the next twelve months. However, if thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations, liquidity and financial condition.

  As a result of our significant losses, negative cash flows from operations, and accumulated deficits through March 31, 2006, there is doubt about our ability to continue as a going concern.  Our independent registered certified public accountants have stated in their report included in our June 30, 2005 Form 10-KSB that we have incurred operating losses and that we are dependent upon management's ability to develop profitable operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

  Sound City guarantees the mortgage debt of Yassin & Company, LLC, a real estate holding company owned by the stockholders. The amount of outstanding mortgage debt at March 31, 2006 was $369,824.

  In addition, Sound City also guarantees the mortgage debt of Kamel Yassin, President and Shareholder of Sound City, and Mervet Yassin, CFO and Shareholder of Sound City, on commercial property owned by them. The amount of outstanding mortgage at March 31, 2006 was approximately $141,387.

  As part of our InMarketing Group, Inc acquisition, we are obligated to issue the sellers $1,210,000 in the form of series B convertible preferred stock of the company. As of March 31, 2006, this preferred stock had not been created.

  We will need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations again.

  Recent Accounting Pronouncements

  In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities". A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. At the effective date, the Company has not entered into any VIEs.

  In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's financial position or results from operations.

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, were accounted for as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position or results from operations.

  In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which codifies, revises, and rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on the Company's financial position or results of operations.

  On March 31, 2004, the FASB issued an exposure draft, "Share-Based Payment, an Amendment of SFAS No. 123 and 95." The exposure draft proposes to expense the fair value of share-based payments to employees beginning in 2005. We are currently evaluating the impact of this proposed standard on our financial statements.

  DESCRIPTION OF PROPERTIES

  We maintain our principal office at 1420 N. Lamar Blvd., Oxford, Mississippi 38655. Our telephone number at that office is (662) 236-5928 and our facsimile number is (662) 236-7663. This space is provided to us at no charge by Mr. Church, our former CFO and Director.  We lease 1500 square feet of executive and administrative offices at 1237 State Rd 30 E, Oxford MS 38655.  The lease expires on January 30, 2006. This office space is rented to us for $850 per month by Mr. Welch, our CEO.  We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us. We maintain a website at www.moderntechnologycorp.com. The information contained on that website is not deemed to be a part of this prospectus.

  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Pharmavet was formed on April 15, 2003 to commercialize the agreement we signed with Centrovet to represent Centrovet as a sales representative. We invested $7,830 and orally agreed to advance up to $100,000 to cover Pharmvet's working capital needs for the twelve months through June 30, 2004 and to cover the costs related to filing of the registration statement. As of December 31, 2003 and June 30, 2003, our previous president, Arthur Seidenfeld, who was also president of Pharmavet, advanced $2,594 and $1,848 respectively to Pharmavet to cover certain operational expenses. For the investment of $7,830, we were issued 403,000 shares of Pharmavet. At March 31, 2004, the investment in Pharmavet was terminated and appropriate write downs effected.

  Robert Church, our former CFO, is also a Partner of Church, DeVoe & Associates to which we expensed $13,668 in accounting fees during the six months ended December 31, 2004.

  On January 24, 2005, we utilized $1.5 million of financing we received from four institutional investors to purchase a $1.5 million convertible debenture in DeMarco Energy Systems of America, Inc. Anthony K. Welch, our Chief Executive Officer and majority shareholder, is the Chief Executive Officer and Chairman of the Board of Directors of DeMarco Energy Systems.

  We have no policy regarding entering into transactions with affiliated parties.

  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

  Our common stock is quoted on the OTC Bulletin Board under the symbol "MODC". The Company's stock previously traded under the symbol "MOTG." The symbol was changed to "MODC" on May 12, 2006 pursuant to a 1:20 reverse split.

  For the periods indicated, the following table sets forth the high and low bid prices per share of common stock since it began trading on October 22, 2004. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

  (1) Our stock first traded on October 22, 2004.

  (2) As of July 24 2006.

  HOLDERS

  As of July 24, 2006, we had approximately 372 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Jersey Transfer & Trust Co., 201 Bloomfield Ave., Verona, New Jersey 07044.

  Dividends

  On March 13, 2004, we declared a cash dividend of $0.01543 per share for shareholders of record as of March 14, 2004. Distribution was completed the week of March 16, 2004.

  We anticipate continuing to pay cash and/or stock dividends to our stockholders when practicable. In addition, any future determination to pay cash or stock dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

  EXECUTIVE COMPENSATION

  The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending June 30, 2005, 2004 and 2003 exceeded $100,000:

    Mr. Welch became the President and Chief Executive Officer on March 15, 2004.

    Mr. Seidenfeld was the President until March 15, 2004.

  Option/SAR Grants in Last Fiscal Year

  None.

  Stock Option Plans

  None.

  Employment Agreements

  We have entered into a five-year employment agreement with Kamel Yassin to serve as President of Sound City, Inc. Pursuant to the employment agreement, Mr. Yassin will receive an annual salary of $200,000 and stock-based commissions.

  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  To the Shareholders and Board of Directors

  Modern Technology Corp.

  Oxford, MS

  We have audited the accompanying consolidated balance sheet of Modern Technology Corp. and subsidiaries (collectively the "Company") as of June 30, 2005 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements presented above present fairly, in all material respects, the financial position of Modern Technology Corp. at June 30, 2005, and the results of its operations and cash flows for each of the two years then ended in conformity with U.S. generally accepted accounting principles.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has incurred losses and negative cash flows from operations in recent years through June 30, 2005 and these conditions are expected to continue through June 30, 2006, raising substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 11. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  GREENBERG & COMPANY LLC

  Springfield, New Jersey

  October 18, 2005

MODERN TECHNOLOGY CORP.
CONSOLIDATED BALANCE SHEETS
June 30, 2005
ASSETS

CURRENT ASSETS
Cash	$ 190,963
Interest Receivable	64,934
Investments, Trading Securities	1,509,498
Inventory	2,119,579
Prepaid Expenses	12,228
Total Current Assets	3,897,202

Property and Equipment, net	747,534
Goodwill	2,126,983
Other Assets	89,451
TOTAL ASSETS	$ 6,861,170

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$ 773,282
Account Payable, Related Parties	34,574
Dividend Payable	21,910
Sales Tax Payable	9,139
Accrued Expenses	98,066
Mortgage Payable - Current	37,000
Current portion - Notes Payable	65,362
Customer Deposits Payable	24,743
Stockholder's Loans	1,124,971

TOTAL CURRENT LIABILITIES	2,189,047
Notes Payable - Related Party	91,315
Mortgage Payable - Net of Current Portion	374,404
Notes Payable	2,934,638

TOTAL LIABILITIES	5,589,404
Minority Interest	337,123
STOCKHOLDERS' EQUITY
Common Stock Par Value $.0001
Authorized: 150,000,000 Shares
Issued and Outstanding: 17,145,631
Shares	17,146
Preferred Stock	1
Authorized: 20,000,000 Shares
Issued and Outstanding: 1,500 shares, $.0001 par value
Series A, 6% cumulative, liquidation value $1,500,000
Retained Earnings (Deficit)	(1,353,812)
Additional Paid-in-Capital	2,938,235
Deferred Compensation	(355,957)
Capital Returned	(310,970)
TOTAL STOCKHOLDER'S EQUITY	934,643

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 6,861,170

See accompanying summary of accounting policies and notes to financial statements.

MODERN TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended June 30,
	2005	2004

REVENUE

Sales	$3,078,145	$-

Cost of Sales	2,261,212	-
Gross Margin	816,933	-
EXPENSES
Salaries, Benefits & Related Taxes	828,667	24,364
General and Administrative Expenses	895,903	50,940
Interest Income	(64,132)	(1,170)
Interest Expense	230,448	-
Realized (Gain) Loss	-	(41,714)
Unrealized (Gain) Loss	-	33,922
Loss on Write-down of Investment	-	7,830
Loss on Write-down of Worthless Loan	-	19,307
TOTAL EXPENSES	1,890,886	93,479

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE OTHER INCOME	(1,073,953)	(93,479)
(EXPENSE) TAXES AND MINORITY INTEREST

Income Tax Expense (Benefit)	-	-

INCOME (LOSS) BEFORE MINORITY INTEREST	(1,073,953)	(93,479)
Minority Interest	132,478	-
DISCONTINUED OPERATIONS
Income (Loss) from Operations of Discontinued Pharmavet
(Applicable income tax benefit is $9,352, which is fully reserved.)	-	(24,817)

NET INCOME (LOSS)	$(941,475)	$(118,296)

Preferred Stock Dividends-Deemed	(143,522)	-
Preferred Stock Dividends-Series A, in arrears	(38,819)	-

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(1,123,816)	$(118,296)

INCOME (LOSS) PER SHARE--BASIC AND DILUTED	$(0.08)	$(0.09)

NUMBER OF WEIGHTED AVERAGE SHARES OUTSTANDING	13,356,345	1,343,631

See accompanying summary of accounting policies and notes to financial statements.

MODERN TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the year ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(941,475)	$(118,296)
Adjustments to Reconcile Net Income
to Net Cash Provided by (Used In)
Operating Activities:
Depreciation and Amortization	11,795	3,156
Realized (Gain) Loss	-	(41,714)
Unrealized (Gain) Loss - Trading Securities	14,247	33,922
Writeoff of Deferred Registration Costs	-	25,000
Writeoff of Investments	-	2,331
Return of Common Stock of Subsidiary and Retired	-	(5,000)
Noncash interest expense	252,688	-
Issuance of Stock for Service Received	194,793	-
Minority Interests	(132,478)	-
Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	103,737	-
Decrease (Increase) in Interest Receivable	(64,934)	-
Decrease (Increase) in Inventory	381,594	-
Decrease (Increase) in Prepaid Expenses	(7,878)	-
Decrease (Increase) in Goodwill	(195,000)	-
Decrease (Increase) in Other Assets	(27,517)	-
(Decrease) Increase in Accounts Payable	(426,088)	(17,770)
(Decrease) Increase in Account Payable-Related Party	22,054	10,672
(Decrease) Increase in Dividends Payable	43,820	-
(Decrease) Increase in Sales Tax Payable	(6,450)	-
(Decrease) Increase in Accrued Expenses	(54,832)	-
(Decrease) Increase in Customer Deposits Payable	15,001	-
Net Cash Provided By (Used In) Operating Activities	(816,923)	(107,699)
CASH FLOWS FROM INVESTING ACTIVITIES:
Writeoff of Investments		-
Acquisition of Sound City, Inc., net of cash acquired	(969,177)	-
(Purchase) Sale of Investments - other trading securities	-	124,234
Net Cash Provided By (Used In) Investing Activities	(969,177)	124,234
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt Proceeds	2,000,000	-
Payments on Stockholder's Loans	(3,655)	-
Distribution to owner	(2,584)	-
Repayment of long term debt	(24,780)	-
Dividends paid	-	(310,970)
Net Cash Provided by (Used In) Financing Activities	1,968,981	(310,970)
Net Increase (Decrease) in Cash and Cash Equivalents	182,881	(294,435)
Cash and Cash Equivalents,
Beginning of Period	8,082	302,517
Cash and Cash Equivalents,
End of Period	$190,963	$8,082
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Period for:
Taxes	$-	$1,310
Interest	$-	-
The Company has purchased 51% of the capital stock of Sound City for
$2,000,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$2,941,446	$-
Cash paid for capital stock	1,200,000	-
Liabilities assumed	$1,741,446	$-
Noncash Investing and Financing Transactions:
Issuance of Stock for Service Received	$172,600	$-
Issuance of Promissory Note for Purchase of Sound City, Inc.	$800,000	$-
Issuance of Preferred Stock for DeMarco Investment	$1,500,000
Receipt of Investment Security for common stock	$-	$57,667

See accompanying summary of accounting policies and notes to financial statements.

MODERN TECHNOLOGY CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Period June 30, 2003 through June 30, 2005

	Common Stock		Preferred Stock					Retained	Total
	Number of	Par Value	Number of	Par Value	Paid-in	Capital	Deferred	Earnings	Stockholder's
	Shares	$0.0001	Shares	$0.0001	Capital	Returned	Compensation	(Deficit)	Equity

Balances @ June 3, 2003	1,343,631	$1,344	0	$-	$495,832	$-	$-	$(111,700)	$385,476

Dividends Paid						(310,970)	-		(310,970)
Issuance of Common Stock					57,667				57,667

Net Income (Loss)
	-	-		-	-	-	-	(118,296)	(118,296)

Balances @ June 30, 2004	1,343,631	1,344			553,499	(310,970)		(229,996)	13,877

Issuance of Common Stock	15,802,000	15,802			819,861				835,663
Deferred Compensation							(355,957)		(355,957)
Preferred Stock			1,500	1	1,564,875				1,564,876

Net Income (Loss)	-	-		-	-	-	-	(1,123,816)	(1,123,816)

Balances @ June 30, 2005	17,145,631	$17,146	1,500	$1	$2,938,235	$(310,970)	$(355,957)	$(1,353,812)	$934,643

See accompanying summary of accounting policies and notes to financial statements.

  MODERN TECHNOLOGY CORP

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  JUNE 30, 2005

  NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

  Modern Technology Corp (Modern) is a Nevada Corporation.

  We are engaged in aiding both private and public companies in the areas of business development, financing, product development, corporate strategy, corporate image and public relations, product distribution and marketing, and executive management consulting. We collectively refer to companies in which we own an equity position, our majority owned subsidiaries, corporate customers and clients as "portfolio companies". We charge for our services in cash or equity in the portfolio company. We may also exchange our services for revenue sharing of future sales of products or sharing of proceeds from the sale of licenses and technologies owned by our portfolio companies. We seek to grow through strategic acquisitions in addition to generating income from our services.

  We seek to build revenues by a model continuous growth, strategic acquisitions, and commercialization of nascent technology. We seek to improve operating efficiencies among our portfolio companies through elimination of cost redundancies and realized synergy between subsidiaries. We also seek to commercialize new technology and provide to our portfolio companies and subsidiaries new product lines, operations infrastructure, and significant intellectual capital.

  Modern's office was located in New York, but has been relocated to Mississippi, with its administrative offices being located in Jackson, Mississippi.

  NOTE 2:         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ACCOUNTING POLICIES

  Modern Technology Corp's accounting policies conform to U. S. generally accepted accounting principles. Significant policies followed are described below.

  The consolidated financial statements include the accounts of the company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. The consolidated financial statements have been prepared in United States Dollars.

  On January 24, 2005, the Company purchased 51% of Sound City for $2,000,000 with an option to acquire the remaining 49%. The option is valid through December 31, 2009, and can be exercised for $3,500,000, which is payable in cash, stock or a combination of cash or stock. During the year ending June 30, 2005, the Company has filed current reports on Form 8-K, containing additional pro forma, historical financials and other exhibits.

  The financial statements reflect various purchase price allocations.  In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Sound City based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information.  Accordingly, the actual adjustment recorded in connection with the final purchase price allocation may be updated according to SFAS No. 141, and any such changes may be material.

  Sound City accounts were properly included in the consolidated financial statements for the year ended June 30, 2005.

  STOCK BASED COMPENSATION

  The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principals Board Opinion (APB) No. 25 in accounting for stock options issued to employees. Under APB No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

  RECLASSIFICATIONS

  Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

  CASH AND CASH EQUIVALENTS

  Cash Equivalents consist of highly liquid, short-term investments with original maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

  PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided using straight-line and accelerated methods. The estimated useful lives are as follows:

  Years

  Furniture, fixtures and equipment           5 - 7

  Transportation equipment                        5

  Leasehold improvements                       31.5

  Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Depreciation on expense was $11,795 and $3,156 for 2005 and 2004, respectively.

  ESTIMATES IN FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with U. S. generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

  The company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that may have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

  Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

  IMPACT OF NEW ACCOUNTING STANDARDS

  In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities" (revised December 2003) - an interpretation of ARB No. 51. A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. Sound City leases a facility from a Limited Liability Company ("LLC"), owned by the minority shareholders. Under FIN 46R, the LLC is a VIE and the Company has consolidated the LLC in its consolidated financial statements. The consolidation of this VIE has added $616,049 of assets and $411,404 of liabilities to our consolidated balance sheet as of June 30, 2005.

  In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's financial position or results from operations.

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, were accounted for as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position or results from operations.

  In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which codifies, revises, and rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on the Company's financial position or results of operations.

  On March 31, 2004, the FASB issued an exposure draft, "Share-Based Payment, an Amendment of SFAS No. 123 and 95." The exposure draft proposes to expense the fair value of share-based payments to employees beginning in 2005. We are currently evaluating the impact of this proposed standard on our financial statements.

  REVENUE RECOGNITION

  The Company generally recognizes revenue upon shipment when the collect-ability of the resulting receivable is reasonably assured. The Company allows credit for products returned within its policy terms. Such returns are estimated and an allowance for product returns is recorded at the time of sale, as necessary.

  IMPAIRMENT OF LONG-LIVED ASSETS

  The company regularly reviews long-lived assets for indicators of impairment. Management's judgments regarding the existence of impairment indicators are based on performance. Future events could cause management to conclude that impairment indicators exist and that the value of long-lived assets is impaired. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the fair value of the asset is compared to its carrying value. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value.

  ADVERTISING

  Advertising costs are expensed as incurred. Advertising expense for the twelve months ended June 30, 2005 was $25,872.00.

  SHIPPING AND HANDLING COSTS

  Amounts billed to customers for shipping costs resulting from a sales transaction are included in Revenues while costs incurred by the Company for shipping and handling are included in cost of goods sold.

  NOTE 3:         CONCENTRATIONS OF CREDIT RISK

  The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash.

  NOTE 4:         MARKETABLE SECURITIES

  During the year ended June 30, 2003, the investment in 117,250 shares of common stock of MediCor Ltd. was considered a trading security in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115")" MediCor Ltd. shares are traded on the NASD over-the-counter bulletin board system. The cost of these shares is $82,520. The Company sold all the shares of MediCor Ltd. As of March 31, 2004, the Company recognized $41,714 realized gain. As of March 31, 2004, the Company had liquidated all of its marketable securities or written off all securities deemed worthless. During May 2004, Mr. Welch, CEO and President, contributed $57,677 of marketable securities investment pursuant to Modern's plan for reorganization.

  On January 24, 2005, the Company entered into a Purchase Agreement whereby we purchased a $1,500,000 DeMarco Convertible Debenture. The Company follows SFAS No. 115 and has considered these securities to be trading securities.

  NOTE 5:         INVESTMENT EQUITY SECURITIES (AT COST)

  As of June 30, 2004, the Company wrote off $1,431 of Daine Common Stock investment of 360,000 restricted shares to realized loss when Daine declared bankruptcy. As of June 30, 2004, all shares of Pharmavet were returned and cancelled. The costs of these shares ($5,000) were credited against Deferred Registration costs. The Company has established a valuation allowance of $100,000 against its investment in Interactive Medicine Inc. to reflect the uncertainty of the fair market value of the investment. The net investment value in Interactive Medicine Inc. is zero as of June 30, 2005.

  NOTE 6:         STOCK BASED COMPENSATION

  During the 12 months ended June 30, 2005, the Company issued 2,067,000 shares of Modern Technology Corp. Common Stock for legal and consulting services rendered or to be rendered in the coming year. $355,957 was charged to Deferred Compensation relating to these shares. The amount expensed in the year ending June 30, 2005 was $91,473 consisting of $63,023 for the current period and $28,750 for obligations for the year ending June 30, 2004. During the twelve months ended June 30, 2005, the Company issued 13,000,000 shares of Common Stock to Anthony Welch pursuant to the Reorganization Agreement. The compensation portion of this agreement was valued at $1,300 and charged to expense. This stock based compensation is accounted for in accordance with SFAS No. 123.

  NOTE 7:         INCOME TAX EXPENSE (BENEFIT)

                          The provision for income taxes is comprised of the following:

                                                                                      06/30/05                      06/30/04

                          Current                                               $-0-                           $-0-

                          Deferred                                               -0-                             -0-

                                                                                       $-0-                           $-0-

  The provision for income taxes differs form the amount computed by applying the statutory federal income rate as follows:

                                                                                      06/30/05                     06/30/04

  Expected statutory amount                                     $ -0-                                 $ -0-

  Net operating loss                                                       -0-                                    -0-

  State income taxes, net

  Of federal benefit                                                         -0-                                    -0-

                                 $ -0-                                 $ -0-

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities or financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

  The tax effects of significant temporary differences, which comprise the deferred tax assets, are as follows:

                                                          06/30/05                     06/30/04

  Deferred tax assets:

          Net operating loss

          Carryforwards                      $293,231                      $129,070

          Gross deferred tax assets     293,231                       129,070

          Valuation allowance           (293,231)                      (129,070)

                  Net deferred tax assets  $----0----                     $----0----

  The net operating loss of approximately $1,155,000 begins to expire in the year ended June 30, 2024. The tax benefits have been fully reserved due to a lack of consistent operating profitability.

  NOTE 8: POSTRETIREMENT BENEFITS

  The Company does not maintain any employee benefits currently. The Company does not maintain a plan for any Postretirement employee benefits; therefore, no provision was made under FAS's 106 and 112.

  NOTE 9: RELATED PARTY TRANSACTIONS

  Robert Church, our CFO, is also a Partner of Church, DeVoe & Associates to which we expensed $34,501 in accounting fees during the twelve months ended June 30, 2005.

  Our principal office at 1420 N. Lamar Blvd., Oxford, Mississippi 38655 is provided to us at no charge by Mr. Church, our CFO and Director.  We lease 1,500 square feet of executive and administrative offices at 1237 State Rd 30 E, Oxford MS 38655, for $850 per month from Mr. Welch, our CEO.

  On January 24, 2005, we utilized $1.5 million of financing we received from four institutional investors to purchase a $1.5 million convertible debenture in DeMarco Energy Systems of America, Inc. Anthony K. Welch, our Chief Executive Officer and majority shareholder, is the Chief Executive Officer and Chairman of the Board of Directors of DeMarco Energy Systems.

  Sound City leases a facility from its shareholders. The lease expires June 30, 2014. Sound City is responsible for taxes and other expenses on an annual basis.

  Rent expense under this related party lease for the twelve months ended June 30, 2005 totaled $24,000.

                                                  Future minimum annual rent is as follows:

  2006                                            192,000

  2007                                            197,760

  2008                                            203,693

  2009                                            209,804

  Thereafter                                  1,147,292

                                                $ 1,950,549

  At June 30, 2005, Sound City had a Demand Promissory Note (the "Note") payable to its shareholders in the amount of $1,126,798. The note is unsecured, subordinated, non-interest bearing and is payable upon demand. Sound City also had loans payable to related parties in the amount of $91,314. These loans are unsecured, subordinated, non-interest bearing and are payable demand. The loans payable to related parties are classified as non-current in the Balance Sheet at June 30, 2005, because repayment is not anticipated during the next year.

  In the normal course of business, Sound City purchases from and sells to Sammans Electronics Inc (Sammans). Sammans is owned by a relative of Sound City's shareholders. For the six months ended June 30, 2005 (date of acquisition through the year ended June 30, 2005), purchases from Sammans totaled $5,370. and sales to Sammans totaled $17,365.

  Pursuant to the stock sale agreement dated January 24, 2005, Sound City entered into an employment agreement with Kamel Yassin, President and Shareholder of Sound City, for a $200,000 annual salary for a five-year term.

  NOTE 10: LETTER OF AGREEMENT

  On March 10, 2004, prior management through its desire and plan to provide continuing value and future growth to shareholders executed a plan of reorganization. The Company entered into a Letter of Agreement with current President and CEO, Anthony Welch, wherein the Company's plans for reorganization and ongoing plans for operations would be realized through the subsequent actions of new management. The terms of this Agreement provided for the appointment of a new Board of Directors, marketable securities to be deposited in the Company's brokerage account, a Reverse split of the Company's Common Stock, an application for OTCBB listing, issuance of shares to Mr. Welch, and ongoing acquisitions and business development to pursue growth.

  NOTE 11: OPERATIONS AND LIQUIDITY

  The Company has incurred substantial losses in 2005 and 2004. Until such time that the Company's products and services can be successfully marketed the Company will continue to need to fulfill working capital requirements through the sale of stock and/or the issuance of debt. The inability of the Company to continue its operations as a going concern would impact the recoverability and classification of recorded asset amounts.

  The ability of the company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the periods ending June 30, 2005, there is doubt about the Company's ability to continue as a going concern.

  Management believes that its current available working capital, anticipated revenues, further planned reductions in operating expenses, and subsequent sales of stock and/or placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from June 30, 2005.

  NOTE 12: SUBSEQUENT EVENTS

  H-NET Acquisition

  On July 10, 2005, Modern Technology Corp. ("MOTG") entered into an Asset Purchase Agreement ("Agreement") with Anton Stephens, Dba H-NET ("Hnet"). No material relationship exists between the parties, other than in respect of the Agreement. Under the terms of the Agreement, MOTG agreed to purchase all of the rights, title and interest in, to certain assets owned by Hnet. In exchange for assets delineated under the Agreement, Hnet will receive $500,000 payable in the form of 350,000 shares of MOTG restricted common stock and a Convertible Debenture in the amount of $400,000 payable to Anton Stephens. This transaction was filed under a From 8-K on August 2, 2005 and is hereby incorporated by reference.

  InMarketing Acquisition

  On August 10, 2005 we entered into a Letter of Intent to acquire 51% of InMarketing Group for an aggregate price of $2,000,000 under a Stock Purchase Agreement. No material relationship exists between the parties, other than in respect of the Agreement. The Purchase Price to be paid as follows: $1,000,000 to be paid in cash and $1,000,000 to be paid in the form of a Convertible Debenture. The purchase price will be adjusted on reasonable terms specified in the Definitive Agreement pursuant to a pro rata adjustment predicated on a profitable $11,000,000 in revenues for 2005 generated by the InMarketing subsidiary. We will have an option to purchase the remaining 49% of InMarketing as part of the agreement. This transaction is under final closing as of this filing.

  Capital Raise

  On August 31, 2005, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $1,500,000.00 from the Holders of the Notes. The Notes each bear a Maturity Date of August 31, 2008, with interest accruing on any unpaid principal at 9% per annum from the date the Notes were issued, until due and payable on the Maturity Date. Any unpaid amounts after that date bear an interest of 15% per annum. Interest is payable quarterly and shall commence at September 30, 2005. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes. This transaction was filed under a Form 8-K on September 19, 2005 and is hereby incorporated by reference.

  NOTE 13: COMMON STOCK AND PREFERRED STOCK

  Common Stock

  March 2004 as part of our plan of reorganization and ongoing plan for operations we applied for listing of our Common Stock on the Over-The-Counter-Bulletin Board. We received approval on July 19, 2004 and trade under the symbol MODC.

  On July 31, 2004 as part of our plan of reorganization and ongoing plan for operations we effected a Reverse Split of the Company's Common Stock on a 1 for 15 Basis. These financial statements retroactively reflect the change to the Company's common stock as a result of the reverse split.

  On August 17, 2004, 13 million shares were issued to Anthony Welch and he became a 90.6% shareholder.

  Preferred Stock

  We are authorized to issue up to 20,000,000 shares of Preferred Stock, par value $.0001. As of June 30, 2005, there were 1,500 shares of preferred stock issued and outstanding.

  SERIES A CONVERTIBLE PREFERRED STOCK

  To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on January 24, 2005 for the sale of (i) $2,000,000 in secured convertible notes; (ii) 1,500 shares of series A convertible preferred stock at $1,000 per share and (iii) warrants to buy 3,000,000 shares of our common stock. Each share of series A convertible preferred stock is convertible into $1,000 of our common stock, at 85% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

  The holders of the series A preferred stock are entitled to receive, when, if and as declared by the Board of Directors, cumulative dividends in the amount of six percent (6%) per annum, payable quarterly in arrears. We are obligated to repurchase the shares of series A convertible preferred stock at 130% of the stated value, plus accrued but unpaid dividends, upon written notice from the holders of a majority of the series A convertible preferred stock upon the occurrence of any of the following events of default: our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, the assignment or appointment of a receiver to control a substantial part of our property or business, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company or the delisting of our common stock, if the default is not cured with the specified grace period.

  All shares of series A convertible preferred stock issued and outstanding on January 24, 2008 shall automatically convert into shares of our common stock in accordance with the conversion price calculation.

  NOTE 14: LONG-TERM DEBT

  Long-term debt consists of the following:                                                                                June 30, 2005

  Note payable to Kamel Yassin in the

  Original amount of $400,000 bearing

  Interest at a rate of 5% per annum will

  Be due and payable on December 31,

  2006.                                                                                                                                     $ 400,000

  Note payable to Mervet Yassin in the

  Original amount of $400,000 bearing

  Interest at a rate of 5% per annum will

  Be due and payable on December 31,

  2006.                                                                                                                                       400,000

  Note payable to Valley National Bank

  in the original amount of $300,000,

  payable in monthly installments of

  $5,742.46 including interest at 5.5%.

  The loan is secured by the personal

  Guarantee of the shareholders and a

  mortgage on property owned by the

  shareholders. The note will be fully

  paid May, 2008.                                                                                                                   186,078

  Note payable to BMW Financial in the

  original amount of $20,741, payable

  in monthly installments of $419.53

  Including interest at 3.9%. The loan is

  secured by transportation equipment. The

  note will be fully paid May, 2008.                                                                                   13,850

                                                                                                                                             999,928

  Less: current portion                                                                                                         65,362

                                                                                                                                           $ 950,528

  NOTE 15: INVENTORY LINE OF CREDIT

  As of March 31, 2005, Sound City had a $750,000 Inventory Security Agreement with GE Capital. Under the Agreement the Company may apply to GE Capital for an extension of credit to purchase inventory. Advances are repaid without interest 90 days after the Company receives the funds. Late payments are subject to finance charges. GE Capital has a security interest in all Company assets. The amount due as of June 30, 2005 was $177,856 and is included in accounts payable.

  As of May 2, 2005 this line of credit has been reduced to $200,000.

  NOTE 16: SECURITIES PURCHASE AGREEMENT

  On January 24, 2005, the Company entered into a Securities Purchase Agreement with AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC for the sale of (i) $2,000,000 in secured convertible notes and (ii) warrants to purchase 3,000,000 shares of our common stock and (iii) entered into a Purchase Agreement whereby we purchased a $1,500,000 DeMarco Convertible Debenture in exchange for 1,500 shares of our Series A Convertible Preferred Stock.

  The secured convertible notes bear interest at 8%, mature two years from the date of issuance, and are convertible into Modern common stock, at the investors' option, at the lower of $0.44 or 40% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days before but not including the conversion date. The secured convertible notes are secured by the personal guarantee of the shareholder with a collateral of 5.5 million shares of Modern Technology common stock.

  The warrants are exercisable until five years from the date of issuance at a purchase price of $0.40 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. The fair market value of the warrants on the date of issuance was determined to be $330,000 and is recorded in the consolidated financial statements as a discount on the convertible notes. The discount will be amortized over the two-year life of the secured convertible notes.

  The DeMarco convertible debenture is fully matured and bears interest at a rate of 10% per annum with interest payments due quarterly. Modern has the option to convert any unpaid principal into shares of DeMarco common stock at any time after the original issue date.

  NOTE 17: STOCK PURCHASE AGREEMENT

  On January 24, 2005, the Company entered into a Stock Purchase Agreement with Sound City, Inc. The agreement is to purchase 51% of the issued and outstanding shares of common stock of Sound City, Inc. for an aggregate purchase price of $2,000,000 and to provide $700,000 in funding to Sound City, Inc. As part of the agreement, the Company also issued promissory notes in the amounts of $400,000 each to Kamel Yassin, President of Sound City and Mervet Yassin, CFO of Sound City. The promissory notes bear interest from the date of issuance at the rate of 5% per annum simple interest. Interest accrued to June 30, 2005 will be payable in full on June 30, 2005. Thereafter, interest accrued on the unpaid principal during the calendar quarter will be payable quarterly on the last day of each calendar quarter during the term of the note, with the first such quarterly interest payment being payable on September 30, 2005. The principal and accrued interest will be due and payable on December 31, 2006.

  NOTE 18: EARNINGS PER SHARE

  A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

  9,085,193 and 0 common equivalent shares have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

  NOTE 19: COMMITMENTS AND CONTINGENCIES

  Sound City guarantees the mortgage debt of Yassin & Company, LLC, a real estate holding company owned by the stockholders. The amount of outstanding mortgage debt at June 30, 2005 was $411,404.

  In addition, Sound City also guarantees the mortgage debt of Kamel Yassin, President and Shareholder of Sound City, and Mervet Yassin, CFO and Shareholder of Sound City, on commercial property owned by them. The amount of outstanding mortgage at June 30, 2005 was $354,470.

  NOTE 20: ACQUISITIONS

  Sound City

  On January 24, 2005, the Company purchased 51% of Sound City for $2,000,000 with an option to acquire the remaining 49%. The option is valid through December 31, 2009, and can be exercised for $3,500,000, which is payable in cash, stock or a combination of cash or stock. During the quarter ending March 31, 2005, the Company has filed a current report on Form 8-K, containing additional pro forma, historical financials and other exhibits.

  The financial statements reflect various purchase price allocations.  In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Sound City based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information.  Accordingly, the actual adjustment recorded in connection with the final purchase price allocation may be updated according to SFAS No. 141, and any such changes may be material.

  The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition:
	Book Value of
	Assets Acquired/	Purchase
	Liabilities	Price		Preliminary
	Assumed	Adjustments		Fair Value
Cash and cash equivalents	$286,530	$-		$286,530
Receivables, less allowance for doubtful accounts	7,978	-		7,978
Inventories	2,460,801	-		2,460,801
Prepaid expenses and other current assets	250	-		250

Total Current Assets	2,755,559	-		2,755,559

PP&E	123,878	-		123,878
Goodwill and other intangibles, net	-	1,757,498	(a)	1,757,498
Other assets	62,009	-		62,009
Total Assets	$2,941,446	$1,757,498		$4,698,944

Accounts payable	912,499	-		912,499
Notes payable	518,429	-		518,429
Accrued expenses and other current liabilities	120,680	-		120,680
Sales taxes payable	18,711	-		18,711

Total Current Liabilities	1,570,319	-		1,570,319

Shareholders' loans payable	1,128,625	-		1,128,625
Total Liabilities	2,698,944	-		2,698,944

Shareholders' equity	242,502	1,757,498	(a)	2,000,000
Total Liabilities and Shareholders' Equity	$2,941,446	$1,757,498		$4,698,944

  In accordance with SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142"), goodwill will not be amortized and will be tested for impairment at least annually.  The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired.  Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill.

  The following adjustments have been reflected in the balance sheet.

  (a)    To reflect goodwill.

  The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of the Company as if the acquisition had taken place on July 1, 2003.  The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2003.

	For the Twelve Months Ended
	June 30
	2005	2004
Net sales	$12,242,487	$8,072,776
Net income (loss)	(951,278)	(277,750)
Diluted (loss) earnings per common share	(0.04)	(0.21)

  NOTE 21: CONVERTIBLE NOTES PAYABLE

  Convertible Long Term Debt consists of the following:

  Secured convertible Notes payable to AJW Offshore, Ltd, AJW Qualified Partners, LLC., AJW Partners, LLC, and New Millennium Capital Partners II, LLC in the amount of $2,000,000. The Notes were issued with Warrants to purchase 3,000,000 shares of our common stock. The secured convertible notes bear

  interest at 8%, mature January 24, 2007, and are convertible into Modern common stock.                                                                                                     $2,000,000

  TOTAL                                                                                                                                                                                                                                                $2,000,000

   NOTE 22: MORTGAGE PAYABLE

  Mortgages payable consists of the following:

  June 30,2005

  Mortgage payable to Valley National Bank in the amount of $535,000 payable in monthly installments of $4,993.21 including interest at 5.5%. Pursuant to the loan agreement the interest rate may change on November 1, 2008. The loan is secured by Sound City's guarantee and the personal guarantee of the members of Yassin & Company and a mortgage on property owned by the members. The note will be

  paid on November 1, 2009.                                                                                                                                                                                                                  $ 411,404

  Less: current portion                                                                                                                                                                                                                             $ 37,000

                                                                                                                                                                                                                                                                  $ 374,404

  MODERN TECHNOLOGY CORP.

  Consolidated Balance Sheet

March 31, 2006 (unaudited)
ASSETS		
CURRENT ASSETS		
Cash and Cash Equivalents	$	511,139
Investments, Trading Securities		50,936
Accounts Receivable		1,175,166
Interest Receivable		4,591
Prepaid Expenses		-
Inventory		2,143,950
TOTAL CURRENT ASSETS		**3,885,782**
FIXED ASSETS		
Buildings, Furniture, Fixtures		1,583,278
Accumulated Depreciation		(739,163)
OTHER ASSETS		
Note Receivable		500,000
Goodwill		819,117
Software		500,000
Accumulated Amortization		(78,790)
Other Assets		105,445
TOTAL OTHER ASSETS		**1,845,772**
TOTAL ASSETS	**$**	**6,575,669**
LIABILITIES AND STOCKHOLDER'S EQUITY		
CURRENT LIABILITIES		
Accounts Payable	$	1,976,077
Accounts Payable-Related Party		13,338
Accrued Expenses		403,876
Dividends Payable		21,911
Current Portion-Notes Payable		111,635
Shareholder Loan Payable		1,121,422
Notes Payable		2,287,191
Other Payables		107,795
TOTAL CURRENT LIABILITIES		**6,043,245**
LONG TERM LIABILITIES		
Notes Payable		2,994,284
Notes Payable-Related Party		91,314
TOTAL LIABILITIES		**9,128,843**
Minority Interest		**369,786**
COMMITMENTS & CONTINGENCIES – see note		
STOCKHOLDER'S EQUITY(DEFICIT)		
Preferred stock, Authorized: 20,000,000 shares Issued and outstanding, 1,500 shares at $.0001 par value Series A, 6% cumulative, liquidation value $1,500,000		1
Common Stock, Par Value $.001; 150,000,000 Shares Authorized; 69,259,230 shares issued and outstanding		69,259
Paid-in Capital		4,330,416
Capital Returned		(310,970)
Deferred Compensation		(142,633)
Retained Earnings (Deficit)		(6,869,033)
TOTAL STOCKHOLDER'S EQUITY(DEFICIT)		**(2,922,960)**
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY(DEFICIT)	**$**	**6,575,669**

  The accompanying notes are an integral part of these consolidated financial statements.

  MODERN TECHNOLOGY CORP.

  Consolidated Statements of Operations

  (unaudited)

  The accompanying notes are an integral part of these consolidated financial statements.

  MODERN TECHNOLOGY CORP.

  Consolidated Statements of Operations

  (unaudited)

  The accompanying notes are an integral part of these consolidated financial statements.

  MODERN TECHNOLOGY CORP.

  Consolidated Statements of Cash Flows

  (unaudited)

  The accompanying notes are an integral part of these consolidated financial statements

  MODERN TECHNOLOGY CORP

  NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS

  MARCH 31, 2006

  (unaudited)

  NOTE 1: ORGANIZATION AND NATURE OF OPERATIONS

  Modern Technology Corp (Modern) is a Nevada Corporation.

  We are engaged in aiding both private and public companies in the areas of business development, financing, product development, corporate strategy, corporate image and public relations, product distribution and marketing, and executive management consulting. We collectively refer to companies in which we own an equity position, our majority owned subsidiaries, corporate customers and clients as "portfolio companies". We charge for our services in cash or equity in the portfolio company. We may also exchange our services for revenue sharing of future sales of products or sharing of proceeds from the sale of licenses and technologies owned by our portfolio companies. We seek to grow through strategic acquisitions in addition to generating income from our services.

  We seek to build revenues by a model continuous growth, strategic acquisitions, and commercialization of nascent technology. We seek to improve operating efficiencies among our portfolio companies through elimination of cost redundancies and realized synergy between subsidiaries. We also seek to commercialize new technology and provide to our portfolio companies and subsidiaries new product lines, operations infrastructure, and significant intellectual capital.

  Modern's office was located in New York, but has been relocated to Mississippi, with its administrative offices being located in Jackson, Mississippi.

  NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ACCOUNTING POLICIES

  Modern Technology Corp's accounting policies conform to U. S. generally accepted accounting principles. Significant policies followed are described below.

  The consolidated financial statements include the accounts of the company and all of its subsidiaries in which a controlling interest is maintained. All consolidated financial statements have been prepared in United States Dollars.

  On January 24, 2005, the Company purchased 51% of Sound City for $2,000,000 with an option to acquire the remaining 49%. The option is valid through December 31, 2009, and can be exercised for $3,500,000, which is payable in cash, stock or a combination of cash or stock. During the year ending June 30, 2005, the Company has filed current reports on Form 8-K, containing additional pro forma, historical financials and other exhibits.

  The financial statements reflect various purchase price allocations.  In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Sound City based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information.  Accordingly, the actual adjustment recorded in connection with the final purchase price allocation may be updated according to SFAS No. 141, and any such changes may be material.

  Sound City accounts were properly included in the consolidated financial statements for the nine months ended March 31, 2006.

  On December 20, 2005, the Company purchased 51% of InMarketing Group for $1,000,000 in cash and $1,210,000 in the form of Series B Convertible stock of the Company, with an option to acquire the remaining 49%. The option is valid through December 19, 2007.

  In accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of InMarketing Group based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information.  Accordingly, the actual adjustment recorded in connection with the final purchase price allocation may be updated according to SFAS No. 141, and any such changes may be material.

  InMarketing Group accounts for the period January 1, 2006 through March 31, 2006 were properly included in the consolidated financial statements for the nine months ended March 31, 2006.

  STOCK BASED COMPENSATION

  The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, Modern has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principals Board Opinion (APB) No. 25 in accounting for stock options issued to employees. Under APB No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

  RECLASSIFICATIONS

  Certain items from prior periods within the financial statements have been reclassified to conform to current period classifications.

  CASH AND CASH EQUIVALENTS

  Cash Equivalents consist of highly liquid, short-term investments with original maturities of 90 days or less. The carrying amount reported in the accompanying balance sheets approximates fair value.

  INVENTORY

  Inventory is stated at the lower of cost (first-in, first-out) or market (net realized value) and consists principally of finished goods.

  PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Depreciation of property and equipment is provided using straight-line and accelerated methods. The estimated useful lives are as follows:

  Years

  Furniture, fixtures and equipment           5 - 7

  Transportation equipment                        5

  Leasehold improvements                       8 - 10

  Buildings 39

  Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

  Depreciation expense for the nine months ended March 31, was $36,192 and $7,567 for 2006 and 2005, respectively.

  ESTIMATES IN FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with U. S. generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INCOME TAXES

  The company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" SFAS 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that may have been recognized in the financial statements as measured by the provisions of the enacted tax laws.

  Valuation allowances are established when necessary to reduce deferred tax assets to the estimated amount to be realized. Income tax expense represents the tax payable for the current period and the change during the period in the deferred tax assets and liabilities.

  IMPACT OF NEW ACCOUNTING STANDARDS

  In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities" (revised December 2003) - an interpretation of ARB No. 51.  A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. Sound City leases a facility from a Limited Liability Company ("LCC") owned by the minority shareholders.  The term of this lease is 10 years, commencing on July 1, 2004 and ending June 30, 2014. Under FIN 46R, the LLC is a VIE and the Company has consolidated the LLC in its consolidated financial statements.  The consolidation of this VIE has added $597,920 of assets and $369,824 of liabilities to our consolidated balance sheet as of March 31, 2006.

  In April 2003, the FASB issued SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the Company's financial position or results from operations.

  In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that, under previous guidance, were accounted for as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company's financial position or results from operations.

  In December 2003, the SEC issued Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," which codifies, revises, and rescinds certain sections of SAB No. 101, "Revenue Recognition," in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The changes in SAB No. 104 did not have a material impact on the Company's financial position or results of operations.

  On March 31, 2004, the FASB issued an exposure draft, "Share-Based Payment, an Amendment of SFAS No. 123 and 95." The exposure draft proposes to expense the fair value of share-based payments to employees beginning in 2005. We are currently evaluating the impact of this proposed standard on our financial statements.

  REVENUE RECOGNITION

  The Company generally recognizes revenue upon shipment when the collect-ability of the resulting receivable is reasonably assured. The Company allows credit for products returned within its policy terms. Such returns are estimated and an allowance for product returns is recorded at the time of sale, as necessary.

  Revenues associated with rewards programs are recorded when the customer is entitled to utilize such rewards. The Company simultaneously records the costs of these rewards. Rewards can be used by customers for one year. After one year, unused rewards are recorded as revenue.

  IMPAIRMENT OF LONG-LIVED ASSETS

  The company regularly reviews long-lived assets for indicators of impairment. Management's judgments regarding the existence of impairment indicators are based on performance. Future events could cause management to conclude that impairment indicators exist and that the value of long-lived assets is impaired. When events or circumstances indicate that the carrying amount of an asset may not be recoverable, the fair value of the asset is compared to its carrying value. Impairment losses are measured as the amount by which the carrying value of an asset exceeds its estimated fair value.

  ADVERTISING

  Advertising costs are expensed as incurred. Advertising expense for the three months and nine months ended March 31, 2006 was $(2,987) and $69,273.00.

  SHIPPING AND HANDLING COSTS

  Amounts billed to customers for shipping costs resulting from a sales transaction are included in Revenues, while costs incurred by the Company for shipping and handling are included in cost of goods sold.

  INTERIM REPORTING

  The accompanying unaudited consolidated financial statements for the nine months ended March 31, 2006 and March 31, 2005, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-QSB and Item 310 of Regulation S-B.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the results of operations for the indicated periods have been included.  Certain amounts recorded in previous periods have been reclassified to conform to the current period presentation.  Operating results for the nine months ended March 31, 2006 are not necessarily indicative of the results for the full fiscal year.

  NOTE 3:  CONCENTRATIONS OF CREDIT RISK

  The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company does not require collateral or other security to support customer receivables of rewards programs. The exposure to credit risk associated with the nonperformance of customers in fulfilling their contractual obligations can be directly impacted by a decline in economic or industry conditions, which could impair the customer's ability to satisfy its obligations. Credit procedures have been established whereby detailed analyses are performed to control the granting of credit to high-risk customers of rewards programs.

  NOTE 4:  MARKETABLE SECURITIES

  During the year ended June 30, 2003, the investment in 117,250 shares of common stock of MediCor Ltd. was considered a trading security in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115")" MediCor Ltd. shares are traded on the NASD over-the-counter bulletin board system. The cost of these shares is $82,520. The Company sold all the shares of MediCor Ltd. As of March 31, 2004, the Company recognized $41,714 realized gain. As of March 31, 2004, the Company had liquidated all of its marketable securities or written off all securities deemed worthless. During May 2004, Mr. Welch, CEO and President, contributed $57,677 of marketable securities investment pursuant to Modern's plan for reorganization.

  On January 24, 2005, the Company entered into a Purchase Agreement whereby we purchased a $1,500,000 DeMarco Convertible Debenture. The Company follows SFAS No. 115 and has considered these securities to be trading securities. During the quarter ended September 30, 2005 the Company converted approximately $11,000 of DeMarco Convertible Debenture into 3,200,000 shares of DeMarco common stock. On January 24, 2006 we sold these debentures to Shield Investments, Inc. for a purchase price of $500,000, payable in a promissory note bearing 5% annual interest and a term of 5 years.

  NOTE 5:  INVESTMENT EQUITY SECURITIES (AT COST)

  As of June 30, 2004, the Company wrote off $1,431 of Daine Common Stock investment of 360,000 restricted shares to realized loss when Daine declared bankruptcy. As of June 30, 2004, all shares of Pharmavet were returned and cancelled. The costs of these shares ($5,000) were credited against Deferred Registration costs. The Company has established a valuation allowance of $100,000 against its investment in Interactive Medicine Inc. to reflect the uncertainty of the fair market value of the investment. The net investment value in Interactive Medicine Inc. is zero as of March 31, 2006.

  NOTE 6:  STOCK BASED COMPENSATION

  During the 12 months ended June 30, 2005, the Company issued 2,067,000 shares of Modern Technology Corp. Common Stock for legal and consulting services rendered or to be rendered in the coming year. During the three months ended March 31, 2006, the Company issued 875,000 shares of common stock for various consulting services. During the 9 months ended March 31, 2006, the Company issued 3,965,000 shares for consulting services. $142,634 was shown as Deferred Compensation in the equity section of the balance sheet at March 31, 2006. The amount expensed in the three months and nine months ended March 31, 2006 was $157,469 and $475,448 respectively, as a result of all deferred compensation plans. During the twelve months ended June 30, 2005, the Company issued 13,000,000 shares of Common Stock to Anthony Welch pursuant to the Reorganization

  Agreement. The compensation portion of this agreement was valued at $1,300 and charged to expense. All stock based compensation is accounted for in accordance with SFAS No. 123.

  NOTE 7:  INCOME TAX EXPENSE (BENEFIT)

  The provision for income taxes is comprised of the following:

                                                                  03/31/06                  03/31/05

            Current                                               $-0-                           $-0-

            Deferred                                               -0-                             -0-

                                                                        $-0-                          $-0-

  The provision for income taxes differs form the amount computed by applying the statutory federal income rate as follows:

                                                                                 03/31/06                     03/31/05

  Expected statutory amount                                        $ -0-                             $ -0-

  Net operating loss                                                         -0-                                -0-

  State income taxes, net

  Of federal benefit                                                         -0-                                 -0-

                                                                                       $ -0-                              $ -0-

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities or financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss carryforwards.

  The tax effects of significant temporary differences, which comprise the deferred tax assets, are as follows:

                                                           03/31/2006                     6/30/05

  Deferred tax assets:

          Net operating loss

          Carryforwards                      $ 2,317,635                      $293,231

          Gross deferred tax assets     2,317,635                    293,231

          Valuation allowance          2,317,635                    (293,231)

                Net deferred tax assets   $----0----                     $----0----

  The net operating loss of approximately $6,229,940 begins to expire in the year ended June 30, 2025. The tax benefits have been fully reserved due to a lack of consistent operating profitability and substantial losses.

  NOTE 8: POSTRETIREMENT BENEFITS

  The Company does not maintain any employee benefits currently. The Company does not maintain a plan for any Postretirement employee benefits; therefore, no provision was made under FAS's 106 and 112.

  NOTE 9: RELATED PARTY TRANSACTIONS

  Robert Church, our CFO, is also a Partner of Church, Devoe & Associates to which we expensed $0 in accounting fees during the three months ended March 31, 2006 and $43,314.59 during the nine months ended March 31, 2006.

  Our principal office at 1420 N. Lamar Blvd., Oxford, Mississippi 38655 is provided to us at no charge by Mr. Church, our CFO and Director.  We lease 1,500 square feet of executive and administrative offices at 1237 State Rd 30 E, Oxford MS 38655, for $850.00 per month from Mr. Welch, our CEO. Under the terms of this lease, we are responsible for payment of all utilities furnished to the premises, as well as expenses for maintenance and repairs.

  During the three months and nine months ended March 31, 2006, we expensed $163,500 and $247,500, respectively, in consulting fees paid to Anthony Welch and $21,000 and $54,000, respectively, in consulting fees paid to Robert Church.

  On January 24, 2005, we utilized $1.5 million of financing we received from four institutional investors to purchase a $1.5 million convertible debenture in DeMarco Energy Systems of America, Inc. Anthony K. Welch, our Chief Executive Officer and majority shareholder, is the Chief Executive Officer and Chairman of the Board of Directors of DeMarco Energy Systems.

  Sound City leases a facility from its shareholders. The lease expires June 30, 2014. Sound City is responsible for taxes and other expenses on an annual basis.

  Rent expense under this related party lease for the three months and nine months ended March 31, 2006 totaled $48,000.00 and $132,000. Future minimum annual rent payable to the minority shareholders of our Sound City Inc subsidiary is as follows:

  2006                                            192,000

  2007                                            197,760

  2008                                            203,693

  2009                                            209,804

  Thereafter                               1,147,292

                                                $ 1,950,549

  At March 31, 2006, Sound City had a Demand Promissory Note (the "Note") payable to its shareholders in the amount of $ 1,121,422. The note is unsecured, subordinated, non-interest bearing and is payable upon demand. Sound City also had loans payable to related parties in the amount of $91,314. These loans are unsecured, subordinated, non-interest bearing and are payable demand. The loans payable to related parties are classified as non-current in the Balance Sheet at March 31,2006, because repayment is not anticipated during the next year.

  In the normal course of business, Sound City purchases from, and sells to Sammans Electronics Inc (Sammans). Sammans is owned by a relative of Sound City's shareholders. For the three months and nine months ended March 31, 2006, purchases from Sammans totaled $0 and $9,986.40, and sales to Sammans totaled 27,308 and $47,893.40 respectively.

  Pursuant to the stock sale agreement dated January 24, 2005, Sound City entered into an employment agreement with Kamel Yassin, President and Shareholder of Sound City, for a $200,000 annual salary for a five-year term.

  NOTE 10: LETTER OF AGREEMENT

  On March 10, 2004, prior management through its desire and plan to provide continuing value and future growth to shareholders executed a plan of reorganization. The Company entered into a Letter of Agreement with current President and CEO, Anthony Welch, wherein the Company's plans for reorganization and ongoing plans for operations would be realized through the subsequent actions of new management. The terms of this Agreement provided for the appointment of a new Board of Directors, marketable securities to be deposited in the Company's brokerage account, a Reverse split of the Company's Common Stock, an application for OTCBB listing, issuance of shares to Mr. Welch, and ongoing acquisitions and business development to pursue growth.

  NOTE 11: OPERATIONS AND LIQUIDITY

  The Company has incurred substantial losses in 2005 and 2004. Until such time that the Company's products and services can be successfully marketed the Company will continue to need to fulfill working capital requirements through the sale of stock and/or the issuance of debt. The inability of the Company to continue its operations as a going concern would impact the recoverability and classification of recorded asset amounts.

  The ability of the company to continue in existence is dependent on its having sufficient financial resources to bring products and services to market for marketplace acceptance. As a result of its significant losses, negative cash flows from operations, and accumulated deficits for the periods ending March 31, 2006, there is doubt about the Company's ability to continue as a going concern.

  Management believes that its current available working capital, anticipated revenues, further planned reductions in operating expenses, and subsequent sales of stock and/or placement of debt instruments will be sufficient to meet its projected expenditures for a period of at least twelve months from March 31, 2006.

  NOTE 12: OTHER DEVELOPMENTS

  Acquisitions

  Sound City

  On January 24, 2005, the Company purchased 51% of Sound City for $2,000,000 with an option to acquire the remaining 49%. The option is valid through December 31, 2009, and can be exercised for $3,500,000, which is payable in cash, stock or a combination of cash or stock. During the year ending June 30, 2005, the Company has filed current reports on Form 8-K, containing additional pro forma, historical financials and other exhibits.

  H-NET Acquisition

  On July 10, 2005, Modern Technology Corp. ("MOTG") entered into an Asset Purchase Agreement ("Agreement") with Anton Stephens, Dba H-NET ("Hnet"). No material relationship exists between the parties, other than in respect of the Agreement. Under the terms of the Agreement, MOTG agreed to purchase all of the rights, title and interest in, to certain assets owned by Hnet. In exchange for assets delineated under the Agreement, Hnet will receive $500,000 payable in the form of 350,000 shares of MOTG restricted common stock and a Convertible Debenture in the amount of $400,000 payable to Anton Stephens. This transaction was filed under a From 8-K on August 2, 2005 and is hereby incorporated by reference.

  INmarketing

  On December 20, 2005, the Company entered into and completed a Stock Purchase Agreement (the "Agreement") with David Weiss and Andrew Perlmutter ("Sellers"). Under the terms of the agreement, the company purchased 51% of the issued and outstanding shares of InMarketing Group, Inc. Under the terms of the Agreement, the Company paid to Sellers $1,000,000 in cash and $1,210,000 in the form of Series B Convertible Stock of the company. The company purchased 51 shares of InMarketing, which represents 51% of the issued and outstanding stock, with an option to purchase the additional 49%.. The option to purchase additional shares of stock expires on December 19, 2007. As a result of the acquisition of InMarketing Group Inc., the company recorded the following:

  The following table summarizes the components of the total purchase price and the preliminary allocation as of the date of acquisition:

  In accordance with SFAS No. 142, goodwill will not be amortized and will be tested for impairment at least annually.

  The following adjustments have been reflected in the balance sheet.

              (a)    To reflect the purchase price and the elimination of previous owners' shareholders' equity

  The following unaudited pro-forma financial information reflects the condensed consolidated result of operations of the Company as if the acquisition had taken place on July 1, 2004. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction taken been effected on July 1, 2004.

  Capital Raise

  On August 31, 2005, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $1,500,000.00 from the Holders of the Notes. The Notes each bear a Maturity Date of August 31, 2008, with interest accruing on any unpaid principal at 9% per annum from the date the Notes were issued, until due and payable on the Maturity Date. Any unpaid amounts after that date bear an interest of 15% per annum. Interest is payable quarterly and shall commence at December 31, 2005. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes. This transaction was filed under a Form 8-K on September 19, 2005 and is hereby incorporated by reference. The company issued 2,000,000 warrants to purchase common stock as part of the issuance of the Callable Secured Convertible Notes.

  On December 16, 2005, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $700,000 from the Holders of the notes. The notes each bear a maturity date of December 16, 2008, with interest accruing on any unpaid principal at 9% per annum from the date the Notes were issued, until due and payable on the Maturity date. Any unpaid amounts after that date earn an interest of 15% per annum. Interest is payable quarterly and shall commence at December 31, 2005. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes.

  On March 27, 2006, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $350,000 from the Holders of the notes. The notes each bear a maturity date of March 27, 2009, with interest accruing on any unpaid principal at 6% per annum from the date the notes were issued, until due and payable on the Maturity date. Any unpaid amounts after that date earn an interest of 15% per annum. Interest is payable quarterly and shall commence at June 30, 2006. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes. The Company issued 20,000,000 warrants to purchase common stock as part of the issuance of the Callable Secured Convertible Notes.

  NOTE 13: COMMON STOCK AND PREFERRED STOCK

  Common Stock

  March 2004 as part of our plan of reorganization and ongoing plan for operations we applied for listing of our Common Stock on the Over-The-Counter-Bulletin Board. We received approval on July 19, 2004 and trade under the symbol MOTG.

  On July 31, 2004 as part of our plan of reorganization and ongoing plan for operations we effected a Reverse Split of the Company's Common Stock on a 1 for 15 Basis. These financial statements retroactively reflect the change to the Company's common stock as a result of the reverse split.

  On August 17, 2004, 13 million shares were issued to Anthony Welch.

  Preferred Stock

  We are authorized to issue up to 20,000,000 shares of Preferred Stock, par value $.0001. As of March 31, 2006, there were 1,500 shares of preferred stock issued and outstanding.

  SERIES A CONVERTIBLE PREFERRED STOCK

  To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on January 24, 2005 for the sale of (i) $2,000,000 in secured convertible notes; (ii) 1,500 shares of series A convertible preferred stock at $1,000 per share and (iii) warrants to buy 3,000,000 shares of our common stock. Each share of series A convertible preferred stock is convertible into $1,000 of our common stock, at 85% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

  The holders of the series A preferred stock are entitled to receive, when, if and as declared by the Board of Directors, cumulative dividends in the amount of six percent (6%) per annum, payable quarterly in arrears. We are obligated to repurchase the shares of series A convertible preferred stock at 130% of the stated value, plus accrued but unpaid dividends, upon written notice from the holders of a majority of the series A convertible preferred stock upon the occurrence of any of the following events of default: our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, the assignment or appointment of a receiver to control a substantial part of our property or business, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company or the delisting of our common stock, if the default is not cured with the specified grace period.

  All shares of series A convertible preferred stock issued and outstanding on January 24, 2008 shall automatically convert into shares of our common stock in accordance with the conversion price calculation.

  SERIES B CONVERTIBLE PREFERRED STOCK

  As part of our acquisition of InMarketing Group we agreed to issue to the sellers 1,210,000 shares of Series B convertible preferred stock at $1 per share. Each share of Series B convertible preferred stock is convertible into a number of shares of our common stock according to the following calculation: 60% multiplied by the "Market Price" (the average of the three lowest intraday trading prices for the common stock on a principle market for the 20 trading days before but not including the conversion date).

  The holders of the Series B convertible preferred stock are entitled to receive, when, if and as declared by the Board of Directors, cumulative dividends in the amount of four percent (4%) per annum, payable quarterly in arrears. As of March 31, 2006 these series B preferred shares had not been issued.

  NOTE 14: LONG-TERM AND SHORT-TERM DEBT

  Long-term debt consists of the following:                                                                   March 31, 2006

   Note payable to Valley National Bank

  in the original amount of $300,000,

  payable in monthly installments of

  $5,742.46 including interest at 5.5%.

  The loan is secured by the personal

  Guarantee of the shareholders and a

  mortgage on property owned by the

  shareholders. The note will be fully

  paid May, 2008.                                                                                                                   141,387

  Note payable to BMW Financial in the

  original amount of $20,741, payable

  in monthly installments of $419.53

  Including interest at 3.9%. The loan is

  secured by transportation equipment. The

  note will be fully paid May, 2008.                                                                                     11,575

  Note payable to Renasant Bank in the

  Original amount of $38,334, payable in

  Monthly installments of $726.91 including

  Interest at 4.53% for 48 months. The loan

  Is secured by a Modern Certificate of Deposit

  In the amount of $40,000                                                                                                     33,134

                                                                                                                                                186,096

  Less: current portion                                                                                                           74,635

                                                                                                                                              $111,461

  Short-term debt consists of the following:

  Note payable to Kamel Yassin in the

  Original amount of $400,000 bearing

  Interest at a rate of 5% per annum will

  Be due and payable on December 31,

  2006                                                                                                                                   400,000

  Note payable to Mervet Yassin in the

  Original amount of $400,000 bearing

  Interest at a rate of 5% per annum will

  Be due and payable on December 31,

  2006.                                                                                                                                 400,000

                                                                                                                                          $800,000

  NOTE 15: INVENTORY LINE OF CREDIT

  As of March 31, 2005, Sound City had a $750,000 Inventory Security Agreement with GE Capital. Under the Agreement the Company may apply to GE Capital for an extension of credit to purchase inventory. Advances are repaid without interest 90 days after the Company receives the funds. Late payments are subject to finance charges. GE Capital has a security interest in all Company assets. As of May 2, 2005 this line of credit has been reduced to $200,000.

  NOTE 16: SECURITIES PURCHASE AGREEMENT

  On January 24, 2005, the Company entered into a Securities Purchase Agreement with AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC for the sale of (i) $2,000,000 in secured convertible notes and (ii) warrants to purchase 3,000,000 shares of our common stock and (iii) entered into a Purchase Agreement whereby we purchased a $1,500,000 DeMarco Convertible Debenture in exchange for 1,500 shares of our Series A Convertible Preferred Stock.

  The secured convertible notes bear interest at 8%, mature two years from the date of issuance, and are convertible into Modern common stock, at the investors' option, at the lower of $0.44 or 40% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days before but not including the conversion date. The secured convertible notes are secured by the personal guarantee of the shareholder with a collateral of 5.5 million shares of Modern Technology common stock.

  The warrants are exercisable until five years from the date of issuance at a purchase price of $0.40 per share. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement.

  The DeMarco convertible debenture is fully matured and bears interest at a rate of 10% per annum with interest payments due quarterly. Modern has the option to convert any unpaid principal into shares of DeMarco common stock at any time after the original issue date. We sold this debenture on January 24, 2006 for a purchase price of $500,000.

  On August 31, 2005, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $1,500,000.00 from the Holders of the Notes. The Notes each bear a Maturity Date of August 31, 2008, with interest accruing on any unpaid principal at 9% per annum from the date the Notes were issued, until due and payable on the Maturity Date. Any unpaid amounts after that date bear an interest of 15% per annum. Interest is payable quarterly and shall commence at December 31, 2005. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes. This transaction was filed under a Form 8-K on September 19, 2005 and is hereby incorporated by reference. The company issued 2,000,000 warrants to purchase common stock as part of the issuance of the Callable Secured Convertible Notes.

  On December 16, 2005, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $700,000 from the Holders of the notes. The notes each bear a maturity date of December 16, 2008, with interest accruing on any unpaid principal at 9% per annum from the date the Notes were issued, until due and payable on the

  Maturity date. Any unpaid amounts after that date earn an interest of 15% per annum. Interest is payable quarterly and shall commence at December 31, 2005. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes.

  On March 27, 2006, the Company, pursuant to a Securities Purchase Agreement of the same date, entered into Callable Secured Convertible Notes. Under the terms of the notes, the Company borrowed an aggregate of $350,000 from the Holders of the notes. The notes each bear a maturity date of March 27, 2009, with interest accruing on any unpaid principal at 6% per annum from the date the notes were issued, until due and payable on the Maturity date. Any unpaid amounts after that date earn an interest of 15% per annum. Interest is payable quarterly and shall commence at June 30, 2006. Holder has the right to convert any amounts due to Common Stock, at its discretion, at the conversion price, as set forth under the terms of the Notes. The Company issued 20,000,000 warrants to purchase common stock as part of the issuance of the Callable Secured Convertible Notes.

  NOTE 17: STOCK PURCHASE AGREEMENT

  On January 24, 2005, the Company entered into a Stock Purchase Agreement with Sound City, Inc. The agreement is to purchase 51% of the issued and outstanding shares of common stock of Sound City, Inc. for an aggregate purchase price of $2,000,000 and to provide $700,000 in funding to Sound City, Inc. As part of the agreement, the Company also issued promissory notes in the amounts of $400,000 each to Kamel Yassin, President of Sound City and Mervet Yassin, CFO of Sound City. The promissory notes bear interest from the date of issuance at the rate of 5% per annum simple interest. Interest accrued to December 31, 2005 will be payable in full on December 31, 2005. Thereafter, interest accrued on the unpaid principal during the calendar quarter will be payable quarterly on the last day of each calendar quarter during the term of the note, with the first such quarterly interest payment being payable on September 30, 2005. The principal and accrued interest will be due and payable on December 31, 2006.

  On December 20, 2005, the Company entered into and completed a Stock Purchase Agreement (the "Agreement") with David Weiss and Andrew Perlmutter ("Sellers"). Under the terms of the agreement, the company purchased 51% of the issued and outstanding shares of InMarketing Group, Inc. Under the terms of the Agreement, the Company paid to Sellers $1,000,000 in cash and $1,210,000 in the form of Series B Convertible Preferred Stock of the company. The company received 51 shares of InMarketing, which represents 51% of the issued and outstanding stock. The option to purchase an additional amount of shares equally to 49% of the issued and outstanding stock. The option to purchase additional shares of stock expires December 19, 2007.

  NOTE 18: EARNINGS PER SHARE

  A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

  74,976,804 and 9,085,193 common equivalent shares have been excluded from the computation of diluted earnings per share for the period ending 3/31/06 and 3/31/05 respectively, because their effect would be anti-dilutive.

  NOTE 19: COMMITMENTS AND CONTINGENCIES

  Sound City guarantees the mortgage debt of Yassin & Company, LLC, a real estate holding company owned by the stockholders. The amount of outstanding mortgage debt at March 31, 2006 was $369,824.

  In addition, Sound City also guarantees the mortgage debt of Kamel Yassin, President and Shareholder of Sound City, and Mervet Yassin, CFO and Shareholder of Sound City, on commercial property owned by them. The amount of outstanding mortgage at March 31, 2006 was approximately $141,387.

  As part of our InMarketing Group, Inc acquisition (see Note 12), we are obligated to issue the sellers $1,210,000 in the form of series B convertible preferred stock of the company. As of March 31, 2006, this preferred stock had not been created.

  InMarketing Group leases an office in Mahwah, New Jersey which expires on December 31, 2008 under an operating lease. The lease requires additional rent for certain operating expenses as defined in the lease and is subject to future minimum annual rental payments of $30,708. In addition, the Company rents storage space in a nearby facility on a month to month basis.

  Sound City leases a 3,000 square foot building in Newton, NJ. The term of the lease is 5 years, beginning June 1, 2005 and expiring May 31, 2010. The fixed minimum rent is $51,000 annually.

  Sound City also leases a 4,470 square foot retail store space with a 494 square feet warehouse area in Franklin, NJ. The space is located in a shopping center. The duration of the lease is 5 years and 2 months. It commenced on May 1, 2005 and terminates on June 30, 2010. The annual rent for the initial 2 months of the lease is 0. Annual rent for the next 30 months is $73,755 increasing to $80,460 annually for the last 30 months of the lease. In addition, Sound City pays supplemental rent on taxes, insurance, and repairs and maintenance on the building. This supplemental rent is based on the percentage of floor space leased in relation to the total rentable floor space of the shopping center.

  NOTE 20: ASSET ACQUISITION

   H-NET

  On July 10, 2005, Modern Technology Corp. ("MOTG") entered into an Asset Purchase Agreement ("Agreement") with Anton Stephens, Dba H-NET ("Hnet"). No material relationship exists between the parties, other than in respect of the Agreement. Under the terms of the Agreement, MOTG agreed to purchase all of the rights, title and interest in, to certain assets owned by Hnet. In exchange for assets delineated under the Agreement, consisting of software, Hnet will receive $500,000 payable in the form of 350,000 shares of MOTG restricted common stock and a Convertible Debenture in the amount of $400,000 payable to Anton Stephens. This transaction was filed under a Form 8-K on August 2, 2005 and is hereby incorporated by reference. MOTG has recorded $500,000 as software on the balance sheet at September 30, 2005 as a result of this asset acquisition. It is estimated that the software has a 5-year life and is being amortized ratably over its estimated useful life.

  H-NET has no revenue at present and is not expected to have any revenue for the following nine months. It is anticipated that H-NET assets will be fully developed and revenue producing within the next twelve months.

  NOTE 21: CONVERTIBLE NOTES

Secured convertible notes payable to AJW Offshore, Ltd, AJW
Qualified Partners, LLC, AJW Partners, LLC and New Millennium
Capital Partners II, LLC in the amount of $2,000,000.
The notes were issued with Warrants to purchase 3,000,000
shares of our common stock. The secured conversion notes bear interest at 8% mature January 24, 2007 and are convertible into
Modern common stock.		$2,000,000

Less conversions		(1,012,809)

TOTAL		$ 987,191

Secured convertible notes payable to AJW Offshore, Ltd, AJW
61
Qualified Partners, LLC, AJW Partners, LLC and New Millennium
Capital Partners II, LLC in the amount of $700,000. The secured notes bear interest at 9% and mature December 16, 2008 and are
convertible into Modern stock		$700,000

Less Conversions		0

TOTAL		$700,000

Secured convertible notes payable to AJW Offshore, Ltd, AJW
Qualified Partners, LLC, AJW Partners, LLC and New Millenium
Capital Partners II, LLC in the amount of $1,500,000. The secured notes bear interest at 9%, mature 8/31/2007 and are convertible into
Modern stock. We issued 2,000,000 warrants as part of the
issuance of this secured convertible note		$ 1,500,000

Less Conversions		0

TOTAL		$1,500,000

Convertible note payable to Anton Stevens for the purchase of
HNET Software. Interest shall be at a rate of 4% per annum and		$400,000
shall be due and payable pursuant to the conversion rights or, at the election of MOTG, paid in cash. The note is due upon
demand.

Less Conversions		0

TOTAL		$400,000

No interest bearing additional note payable to Anton
Stephens for the purchase of HNET software,
payable only in shares of Modern stock. The note is due		$ 100,000
upon demand.

Less Conversions		0

TOTAL		$ 100,000

Secured convertible notes payable to AJW Partners, AJW
Qualified, AJW Offshore, and New Millenium Capital Partners
in the amount of $350,000. The secured notes bear interest
at a rate of 6%, mature 3/27/09 and are convertible into
Modern common stock. We issued 20,000,000 warrants to
purchase common stock as part of the issuance of these callable
secured convertible notes		$ 350,000

Less Conversions		0
62
TOTAL		$ 350,000

NOTE 22: MORTGAGE PAYABLE
Mortgages payable consists of the following:
	March 31
	2006
Mortgage payable to Valley National Bank
in the amount of $535,000 payable in monthly
installments of $4,993.21 including interest
at 5.5%. Pursuant to the loan agreement the
interest rate may change November 1, 2008.
The loan is secured by Sound City's guarantee
and the personal guarantee of the members of
Yassin & Company and a mortgage on property
owned by the members. The note will be paid
on November 1, 2009.	$369,824

Less current portion	$(37,000)

	$332,824

  NOTE 23: GOODWILL

  The changes in the carrying amount of goodwill for the 9 months ended 3/31/06 are as follows:

  Balance as of June 30, 2005                                                             2,126,983

  Goodwill acquired during the 9 months                                                 819,117

  Impairment losses                                                                         (2,126,983)

  Balance as of March 31, 2006                                                           819,117

  Due to working capital deficiencies and continuing losses, the goodwill of our Sound City subsidiary appears to be permanently and totally impaired. As a result, we are recognizing an impairment charge of $ 2,126,983 during the quarter ended March 31,2006. Until Sound City can be independently valued, we consider the approach of writing down goodwill in the amount of $2,126,983 the most appropriate measure for this quarter's financial statement presentation.

  NOTE 24: SUBSEQUENT EVENTS

  On May 15, 2006 as part of our ongoing plan for operations, we effected another Reverse Split of the Company's Common Stock on a 1 for 20 basis.

  On June 5, 2006 we received a Termination Notice from InMarketing Group alleging defaults under Sections 4.9 and 6.1 of the Stock Purchase Agreement. The Company disputes that it is in default, and is responding to the communication accordingly.

  INMARKETING GROUP, INC.

  FINANCIAL STATEMENTS

  DECEMBER 31, 2004 AND 2003

  I N D E X

                                                                                                                                                                          Page

  INDEPENDENT AUDITORS' REPORT                                                                                                           1

  BALANCE SHEETS - ASSETS                                                                                                                         2

  - LIABILITIES AND SHAREHOLDERS' EQUITY

  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY                                                                       3

  STATEMENTS OF OPERATIONS                                                                                                                   4

  STATEMENTS OF CASH FLOWS                                                                                                                  5

  NOTES TO FINANCIAL STATEMENTS                                                                                                     6 - 9

  INDEPENDENT AUDITORS' REPORT

  To the Shareholders and Board of Directors of

  INmarketing Group, Inc.

  We have audited the accompanying balance sheets of INmarketing Group, Inc. as of December 31, 2004 and 2003 and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INmarketing Group, Inc. as of December 31, 2004 and 2003, and the results of their operations and cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

  /s/ Greenberg & Company LLC

  Springfield, New Jersey

  February 14, 2006

INMARKETING GROUP, INC.
BALANCE SHEETS
DECEMBER 31, 2004 AND 2003

ASSETS

	2004	2003
Current Assets:		
Cash	$ 125,766	$ 166,174
Accounts receivable-trade	558,267	509,940
Other receivables	2,985	6,325
Total Current Assets	687,018	682,439
Office and computer equipment-net of accumulated depreciation of $61,386 and $39,715, respectively	25,813	31,292
Deposits	5,846	5,846
TOTAL ASSETS	$ 718,677	$ 719,577

LIABILITIES AND SHAREHOLDERS' EQUITY

	2004	2003
Current Liabilities:		
Accounts payable	$ 480,762	$ 403,250
Accrued expenses and other current liabilities	70,537	157,461
Total Current Liabilities	551,299	560,711
Commitments (Note 3)		
Shareholders' Equity:		
Common stock, no par value:		
1000 shares authorized, 200 shares issued and outstanding	40,826	40,826
Retained earnings	126,552	118,040
Total Shareholders' Equity	167,378	158,866
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 718,677	$ 719,577

See Accompanying Notes

Page 2 of 9

INMARKETING GROUP, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE PERIOD JANUARY 1, 2003 THROUGH DECEMBER 31, 2004

	Common Stock			Total
	Number of Shares	$ No Par Value	Retained Earnings	Share-holders' Equity
Balances at 1/1/03	200	$ 40,826	$ 111,649	$ 152,475
Net Income for the Year Ended 12/31/03			6,391	6,391
Balances at 12/31/03	200	40,826	118,040	158,866
Net Income for the Year Ended 12/31/04			8,512	8,512
Balances at 12/31/04	200	$ 40,826	$ 126,552	$ 167,378

See Accompanying Notes

Page 3 of 9

	2004	2003
Revenues, net	$ 8,687,549	$ 7,359,054
Cost of Sales	7,554,768	6,521,420
Gross Profit	1,132,781	837,634
Selling, General and Administrative Expenses	(1,089,558)	(804,948)
Earnings before interest, taxes, depreciation and amortization	43,223	32,686
Depreciation and amortization expense	(21,671)	(12,805)
Interest expense	-	(722)
Interest income	1,360	1,482
Income Before Provision for Income Taxes	22,912	20,641
Income tax expense	14,400	14,250
Net Income	$ 8,512	$ 6,391
Basic and Diluted Earnings per share	$42.56	$31.96
Weighted Average Number of shares outstanding	200	200

See Accompanying Notes

Page 4 of 9

	2004	2003
Cash Flows From Opeerating Activities:		
Net income	$ 8,512	$ 6,391
Adjustment to reconcile net income to cash:		
Depreciation	21,671	12,805
Changes in assets and liabilities:		
Accounts receivable-trade	(48,327)	329,290
Refundable income taxes	-	7,011
Other receivables	3,340	(6,325)
Accounts payable	77,512	(224,407)
Accrued expenses and other current liabilities	(86,924)	47,205
Net Cash Provided By (Used In) Operating Activities	(24,216)	171,970
Cash Flows From Investing Activities:		
Acquisition of property and equipment	(16,192)	(10,856)
Net Cash Provided By (Used In) Investing Activities	(16,192)	(10,856)
Cash Flows From Financing Activities:		
Payments of loan payable-bank	-	(62,000)
Net Cash Provided By (Used In) Financing Activities	-	(62,000)
Net Increase (Decrease) in Cash	(40,408)	99,114
Cash, beginning of year	166,174	67,060
Cash, end of year	$ 125,766	$ 166,174
Supplemental Disclosures of Cash Flow Information:		
Income Taxes	$ 9,379	$ 7,020
Interest	$ -	$ 718

See Accompanying Notes

Page 5 of 9

  INMARKETING GROUP, INC.

  NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

  NOTE 1:     ORGANIZATION AND NATURE OF OPERATIONS

  INmarketing Group, Inc. (the Company) was incorporated in New Jersey on June 16, 1998 to render incentive and recognition programs for large and mid-size companies.

  NOTE 2:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Accounting Policies

  INmarketing Group's accounting policies conform to accounting principles generally accepted in the United States of America. Significant policies followed are described below.

  Office and Computer Equipment

  Office and computer equipment is stated at cost. Major additions and betterments are capitalized, and expenditures for maintenance and repairs are charged to income as incurred. The Company follows the policy of providing for depreciation using the straight-line method and charges depreciation to operating expenses at rates based upon an estimated useful life of 7 years.

  Concentrations of Credit Risk

  Financial instruments which are potentially subject to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company does not require collateral or other security to support customer receivables. The exposure to credit risk associated with the nonperformance of customers in fulfilling their contractual obligations can be directly impacted by a decline in economic or industry conditions which could impair the customer's ability to satisfy its obligations. Credit procedures have been established whereby detailed analyses are performed to control the granting of credit to high-risk customers.

  Cash Equivalents

  The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. The Company does not consider any of its assets to meet the definition of cash equivalents.

  INMARKETING GROUP, INC.

  NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

  (CONTINUED)

  Fair Value of Financial Statements

  The carrying amounts of the Company's cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate their respective fair values at December 31, 2004 and 2003.

  Impairment of Long-Lived Assets

  The Company investigates potential impairments of its long-lived assets on an exception basis when evidence exists that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows is less than the carrying amount of the asset. No such losses have been identified.

  Revenue Recognition

  Revenues associated with rewards programs are recorded when the customer is entitled to utilize such rewards. The Company simultaneously records the costs of these rewards. Rewards can be used by customers for one year. After one year, unused rewards are recorded as revenue.

  Advertising

  Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2004 and 2003 was $25,923 and $21,222 respectively.

  Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 has as its basic objective the recognition of current and deferred income tax assets and liabilities based upon all events that have been recognized in the financial statements as measured by the provisions of the enacted tax laws. There are no temporary differences.

  INMARKETING GROUP, INC.

  NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

  (CONTINUED)

  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, making it reasonably possible that a change in these estimates could occur in the near term.

  NOTE 3: COMMITMENTS

  a.        Lease

  The Company leases an office in Mahwah, New Jersey which expires on December 31, 2008 under an operating lease. The lease requires additional rent for certain operating expenses as defined in the lease and is subject to future minimum annual rental payments of $30,708. In addition, the Company rents storage space in a nearby facility on a month to month basis.

  Rent expense for the years ended December 31, 2004 and 2003 was $28,861 and $28,753, respectively.

  b.       Plan

  Effective January 1, 2000, the Company established a profit sharing plan for its employees. Under the profit sharing plan, the Company may contribute a percentage of each employee's compensation. The contribution amount is voluntary and is determined each year. For the years ended December 31, 2004 and 2003, contributions to the plan amounted to $85,850 and $80,975, respectively.

  NOTE 4:     CONCENTRATION OF BUSINESS

  Sales to the Company's two major customers accounted for approximately 89% of sales in 2004 and 2003, respectively, of total sales. Receivables from these same customers at December 31, 2004 and 2003 amounted to approximately 75% and 65%, respectively, of total receivables. Purchases from the Company's two major vendors accounted for approximately 90% in 2004 and 2003, respectively, of total purchases. Payables to these same vendors at December 31, 2004 and 2003 amounted to approximately 96% and 88%, respectively, of total payables

  INMARKETING GROUP, INC.

  NOTES TO FINANCIAL STATEMENTS

  FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

  (CONTINUED)

  NOTE 5: POSTRETIREMENT BENEFITS

  The Company does not have a plan to cover employees for any benefits after employment (postretirement). Therefore, no accrual is necessary under SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Then Pensions" or SFAS No. 112, Employers- Accounting for Post-employment Benefits - an amendment of FASB Statements No. 5 and 43.

  NOTE 6: SUBSEQUENT EVENTS

  On December 20, 2005, Modern Technology Corp. ("Buyer") entered into and completed a Stock Purchase Agreement (the "Agreement") with David Weiss, President of INmarketing Group, Inc. and Andrew Perlmutter, CEO of INmarketing Group Inc. ("Sellers"). Under the terms of the Agreement, the Buyer purchased 51% of the issued and outstanding shares of INmarketing Group, Inc. Under the terms of the Agreement, the Buyer paid to the Sellers $1,000,000 in cash, and $1,210,000 in the form of Series B Convertible stock of Modern Technology Corp. The Buyer received 51% of the common stock of INmarketing Group, Inc., and an option to purchase the remaining 49% of the issued and outstanding stock. The option to purchase additional shares of stock expires December 19, 2007.

  The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of Modern Technology Corp. as if the acquisition of INmarketing Group Inc. had taken place on July 1, 2004. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2004.

	For the year ended	For the six months ended
	June 30, 2005	December 31, 2005
Net Sales	$ 13,501,019	$ 8,636,029
Net Income (Loss)	$ (986,752)	$ (1,544,091)
Diluted earnings (loss) per share	$ (0.07)	$ (0.05)

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

  During the two most recent fiscal years, there have been no changes in or disagreements with the Company's independent accountant.

  PART II

  INFORMATION NOT REQUIRED IN PROSPECTUS

  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered: Selling Security holders are not responsible to pay any portion of the expenses associated with this offering.

  NATURE OF EXPENSE AMOUNT

  SEC Registration fee                                     $ 972,26

  Accounting fees and expenses                10,000.00*

  Legal fees and expenses                            40,000.00*

  Miscellaneous                                               4,027.74

  TOTAL                                                       $55,000.00*

                                                                    ===========

  * Estimated.

  RECENT SALES OF UNREGISTERED SECURITIES.

  On August 17, 2004, we issued 13 million shares to Anthony K. Welch in exchange for marketable securities and executive and business development services provided and to be provided in the coming year.

  On September 20, 2004, we issued 250,000 shares of restricted common stock to Kamel Yassin for business development services to be performed in the coming year.

  On November 10, 2004, we issued 250,000 shares of restricted common stock to The Research Works, Inc. for ongoing analysis and coverage and publication of research reports regarding our company for the coming year.

  * All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Modern Technology or executive officers of Modern Technology, and transfer was restricted by Modern Technology Corp. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

  Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

  EXHIBITS.

  The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Modern Technology Corp, a Nevada corporation.

  .

Exhibit No	Description	Location
3.1	Articles of Incorporation	Previously Filed
3.2	Amendment to Articles of Incorporation	Previously Filed
3.3	Bylaws	Previously Filed
4.1	Secured Convertible Note issued to AJW Offshore, Ltd., dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
4.2	Secured Convertible Note issued to AJW Qualified Partners, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
4.3	Secured Convertible Note issued to AJW Partners, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
4.4	Secured Convertible Note issued to New Millennium Capital Partners II, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
4.5	Secured Convertible Note issued to AJW Offshore, Ltd., dated March 27, 2006.	Filed as an exhibit to Form 8K on April 5, 2006
4.6	Secured Convertible Note issued to AJW Qualified Partners, LLC, dated March 27, 2006.	Filed as an exhibit to Form 8K on April 5, 2006
4.7	Secured Convertible Note issued to AJW Partners, LLC, dated March 27, 2006.	Filed as an exhibit to Form 8K on April 5, 2006
4.8	Secured Convertible Note issued to New Millennium Capital Partners II, LLC, dated March 27, 2006.	Filed as an exhibit to Form 8K on April 5, 2006
5.1	Parsons Law Firm Opinion and Consent	Attached
10.1

  Securities Purchase Agreement, dated as of August 31, 2005, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC,

Filed as exhibit to Form 8K on September 19, 2005
10.2

  Securities Purchase Agreement, dated as of March 27, 2006, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC,

Filed as an exhibit to Form 8K on April 5, 2006
76
10.3

  Registration Rights Agreement, dated as of August 31, 2005, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC.

Filed as exhibit to Form 8K on September 19, 2005
10.4

  Registration Rights Agreement, dated as of March 27, 2006, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC.

Filed as exhibit to Form 8K on April 5, 2006
10.5	Security Agreement, dated as of January 24, 2005, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC.	Filed as exhibit to Form 8K on September 19, 2005
10.6	Security Agreement, dated as of March 27, 2006, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC.	Filed as exhibit to Form 8K on April 5, 2006
10.7

  Intellectual Property Security Agreement, dated as of August 31, 2005, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC.

Filed as exhibit to Form 8K on September 19, 2005
10.7

  Intellectual Property Security Agreement, dated as of March 27, 2006, by and among Modern Technology Corp, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Capital Partners II, LLC.

Filed as exhibit to Form 8K on April 5, 2006
10.8	Employment Agreement, dated as of January 24, 2005, by and among Modern Technology Corp, Sound City, Inc., and Kamel Yassin,.	Filed as an exhibit to Form 8-K on January 31, 2005
10.9

  Purchase Agreement for DeMarco Convertible Debenture, dated January 24, 2005 by and Modern Technology Corp, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.

Filed as an exhibit to Form 8-K on January 31, 2005
10.10	Agreement for Sale of Stock between Modern Technology Corp. and Kamel Yassin and Mervet Yassin, dated January 24, 2005	Filed as an exhibit to Form 8-K on January 31, 2005
20.1	Common Stock Purchase Warrant issued to AJW Offshore, Ltd., dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
20.2	Common Stock Purchase Warrant with AJW Qualified Partners, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
20.3	Common Stock Purchase Warrant with AJW Partners, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
20.4	Common Stock Purchase Warrant with New Millennium Capital Partners II, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on September 19, 2005
20.5	Common Stock Purchase Warrant issued to AJW Offshore, Ltd., dated March 27, 2006.	Filed as exhibit to Form 8K on April 5, 2006
20.6	Common Stock Purchase Warrant with AJW Qualified Partners, LLC, dated March 27, 2006.	Filed as exhibit to Form 8K on April 5, 2006
20.7	Common Stock Purchase Warrant with AJW Partners, LLC, dated March 27, 2006.	Filed as exhibit to Form 8K on April 5, 2006
20.4	Common Stock Purchase Warrant with New Millennium Capital Partners II, LLC, dated August 31, 2005.	Filed as exhibit to Form 8K on April 5, 2006
21.1	Subsidiaries of Modern Technology, Inc.	Attached
23.1	Consent of Greenberg & Company LLC	Attached
23.2	Consent of legal counsel	Included in Exhibit 5.1

  UNDERTAKINGS.

  The undersigned registrant hereby undertakes to:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Oxford, State of Mississippi, on August 18, 2006.

  MODERN TECHNOLOGY CORP

By: /s/ Anthony K. Welch Anthony K. Welch, President, Chief Executive Officer (Principal Executive Officer), Chief Financial Officer and Director

  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE TITLE DATE President, Chief Executive Officer, Chief August 18, 2006 /s/ Anthony K. Welch Financial Officer and Director Anthony K. Welch